AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

Dated as of May 31, 2011

among

FERRO FINANCE CORPORATION,
as Seller,

FERRO CORPORATION,
as Collection Agent,

MARKET STREET FUNDING, LLC,
as Purchaser,

PNC BANK, NATIONAL ASSOCIATION,
as LC Bank,

and

PNC BANK, NATIONAL ASSOCIATION,
as Agent

Section 6.2 Conditions Precedent to all Incremental Purchases, Reinvestments and Issuances of Letters of Credit 19

Exhibits and Schedules

Exhibit I Exhibit II Exhibit III Exhibit IV Exhibit V Exhibit VI Exhibit VII Exhibit VIII Exhibit IX Exhibit X Exhibit XI
Definitions
Form of Purchase Notice
Places of Business of the Seller Parties; Locations of Records;
Federal Employer and Organizational Identification Numbers
Names of Lock-Box Banks; Lock-Box Accounts
Form of Compliance Certificate
[Reserved]
Form of Assignment Agreement
Credit and Collection Policy
Form of Monthly Report
Form of Daily Report
Form of Letter of Credit Application

Schedule A Schedule B Schedule C	Commitments Closing Documents Ferro Holidays

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

THIS AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT dated as of May 31, 2011, is among:

(a) Ferro Finance Corporation, an Ohio corporation (“Seller”);

(b) Ferro Corporation, an Ohio corporation (“Ferro”), as initial Collection Agent;

(c) Market Street Funding, LLC, a Delaware limited liability company (“Market Street” or a “Purchaser” and, together with its successors and assigns, the “Purchasers”); and

(d) PNC Bank, National Association (“PNC”), as LC Bank (together with its successors and assigns in such capacity, the “LC Bank”) and as Agent for the LC Bank and the Purchasers (together with its successors and assigns in such capacity, the “Agent”).

Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

PRELIMINARY STATEMENTS

Seller, Ferro and Wells Fargo Bank, N.A. (“Wells Fargo”) entered into that certain Receivables Purchase Agreement, dated as of June 2, 2009 (as amended, supplemented or otherwise modified prior to the date hereof, the “Original Agreement”), and immediately prior to the effectiveness of this Agreement, the parties hereto and Wells Fargo entered into an Assignment and Assumption Agreement, dated as of the date hereof, pursuant to which Wells Fargo assigned all of its rights and obligations under the Original Agreement to Market Street and PNC.

On the terms and subject to the conditions set forth herein, (i) the parties hereto desire to amend and restate the Original Agreement in its entirety, (ii) Seller desires to transfer and assign Receivable Interests to the Purchasers from time to time, (iii) each Purchaser desires to purchase its Percentage of each Receivable Interest from Seller from time to time, (iv) Ferro desires to perform the duties of the Collection Agent hereunder, (v) the LC Bank desires to issue Letters of Credit from time to time and (vi) PNC has been requested to, and is willing to act as, Agent on behalf of the LC Bank and the Purchasers.

This Agreement amends and restates the Original Agreement in its entirety as of the date hereof. Upon the effectiveness of this Agreement, each reference to the Original Agreement in any other document, instrument or agreement shall mean and be a reference to this Agreement. Nothing contained herein, unless expressly herein stated to the contrary, is intended to amend, modify or otherwise affect any other instrument, document or agreement executed and/or delivered in connection with the Original Agreement.

ARTICLE I.

PURCHASE ARRANGEMENTS

Section 1.1 Purchase Facility.

(a) On the terms and subject to the conditions set forth in this Agreement, Seller may from time to time prior to the Facility Termination Date, (x) request that the Purchasers make Incremental Purchases by delivering (or causing Collection Agent to deliver, on Seller’s behalf) a Purchase Notice to the Agent in accordance with Section 1.2(a) or by means of a deemed purchase request pursuant to Section 1.2(b), and (y) request that the LC Bank issue or cause the issuance of one or more Letters of Credit by delivering (or causing Collection Agent to deliver, on Seller’s behalf) a Letter of Credit Application to the LC Bank and the Agent in accordance with Section 1.7. Upon receipt of a Purchase Notice or a purchase request deemed delivered pursuant to Section 1.2(b), each of the Purchasers agrees to purchase its Percentage of such Receivable Interest, and upon receipt of a Letter of Credit Application, the LC Bank agrees to issue a Letter of Credit, in each case, on the terms and subject to the conditions hereof, provided that the Seller shall not request any such Incremental Purchase or Letter of Credit, and the Purchasers and the LC Bank shall not have any obligation to make any such Incremental Purchase or issue any such Letter of Credit, if after giving effect thereto:

(i) the Capital held by any Purchaser would exceed the lesser of (A) the amount of such Purchaser’s Commitment hereunder, and (B) such Purchaser’s Percentage of the excess of the Net Pool Balance over the Required Reserve;

(ii) the Undrawn LC Amount would exceed the LC Bank’s Commitment; or

(iii) an Investment Excess would exist.

The Commitment of each Purchaser and the LC Bank to Seller under this Agreement shall terminate on the Facility Termination Date.

(b) Effective on the date of each Incremental Purchase and Reinvestment hereunder (including any deemed purchased of a Receivable Interest made by the LC Bank pursuant to Section 1.9(b)), the Seller hereby sells and assigns to the Agent for the benefit of the Purchasers and the LC Bank (ratably, based on their respective Capital) an undivided percentage interest in (i) each Receivable then existing, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable.

(c) Seller may, upon at least five (5) Business Days’ notice to the Agent and each Purchaser, terminate in whole or reduce in part, ratably amongst the Purchasers in accordance with their respective Percentages, the unused portion of the Purchase Limit; provided that each partial reduction of the Purchase Limit shall be in an aggregate amount equal to $1,000,000 or a larger integral multiple of $500,000, and no such partial reduction shall reduce the Purchase Limit to an amount less than $30,000,000; and provided further that the LC Bank’s Commitment shall be automatically and simultaneously terminated in the case of any such termination and reduced by the amount of any such reduction of the Purchase Limit; and provided still further that (in addition to and without limiting any other requirements for termination, prepayment and/or the funding of the LC Collateral Account hereunder) no such termination or reduction shall be effective unless and until (i) in the case of a termination, the amount on deposit in the LC Collateral Account is at least equal to the then outstanding Undrawn LC Amount, (ii) in the case of a partial reduction, the amount on deposit in the LC Collateral Account is at least equal to the excess (if any) of the then outstanding Undrawn LC Amount and the Purchase Limit as so reduced thereby and (iii) in the case of a termination or a partial reduction, no Investment Excess exists after giving effect to such termination or reduction and any repayments of Capital and cancelation and surrender of Letters of Credit on the date thereof.

Section 1.2 Increases.

(a) If, on any Business Day prior to the Facility Termination Date, there is Investment Availability reflected on a Daily Report or Monthly Report, as applicable, in each case for the preceding reporting period, as applicable, Seller (or Collection Agent, on Seller’s behalf) may, if desired, request an Incremental Purchase in accordance with this Section 1.2. Seller (or Collection Agent, on Seller’s behalf) shall provide the Agent with notice of each Incremental Purchase by 11:00 a.m. (New York City time) on the Business Day prior to such Incremental Purchase (or, solely in the case of an Incremental Purchase not exceeding $5,000,000, on the date of such Incremental Purchase) in a form set forth as Exhibit II hereto (a “Purchase Notice”). Each Purchase Notice shall be subject to Section 6.2 hereof and shall be irrevocable and shall specify the requested Purchase Price (which shall be at least $200,000 or a larger integral multiple of $100,000) and date of purchase (which shall be a Business Day). If any Purchase Notice is delivered later than 11:00 a.m. (New York City time) on the Business Day prior to such proposed Incremental Purchase (or, solely in the case of an Incremental Purchase not exceeding $5,000,000, on the date of such Incremental Purchase), the Purchasers will make such Incremental Purchase on a best-efforts basis only. On the date of each Incremental Purchase, upon satisfaction of the applicable conditions precedent set forth in Article VI, each Purchaser shall initiate a wire transfer to the Facility Account, in immediately available funds, no later than 3:00 p.m. (New York City time), an amount equal to its Percentage of the Purchase Price of the Receivable Interest then being purchased.

The Seller may, subject to this clause (a) and the other requirements and conditions herein, use the proceeds of any Incremental Purchase to satisfy its Reimbursement Obligation to the LC Bank pursuant to Section 1.9.

(b) In the event the Seller fails to reimburse the LC Bank for the full amount of any drawing under any Letter of Credit on the applicable Drawing Date (out of its own funds available therefor, including as contemplated by the last paragraph of Section 1.2(a)) pursuant to Section 1.9, then the Seller shall, automatically (and without the requirement of any further action on the part of any Person hereunder), be deemed to have requested an Incremental Purchase from the Purchasers on such date in an amount equal to the amount of the related Reimbursement Obligation at such time. Subject to the limitations on funding set forth in the proviso to Section 1.1(a) above (and the other applicable requirements and conditions herein), the Purchasers shall fund such deemed purchase request and deliver the proceeds thereof directly to the Agent to be immediately distributed to the LC Bank in satisfaction of the Seller’s Reimbursement Obligation pursuant to Section 1.9 to the extent of the amounts permitted to be funded at such time by the Purchasers hereunder.

Section 1.3 Voluntary Decreases. Seller (or Collection Agent, on Seller’s behalf) shall provide each Purchaser with written notice no later than 11:00 a.m. (New York City time) one Business Day prior to any proposed voluntary reduction of Aggregate Capital (each, a “Reduction Notice”). Such Reduction Notice shall designate (i) the date upon which any such reduction of Aggregate Capital shall occur, (ii) the amount of Aggregate Capital to be reduced (the “Aggregate Reduction”), (iii) each Purchaser’s Percentage of such Aggregate Reduction, which shall be applied ratably to the Receivable Interests of each Purchaser in accordance with the amount of Capital (if any) owing to such Purchaser. Only one (1) Reduction Notice shall be outstanding at any time.

Section 1.4 Payment Requirements.

(a) [Reserved].

(b) Each Seller Party shall initiate a wire transfer of amounts to be paid or deposited by it pursuant to any provision of this Agreement no later than 1:00 p.m. (New York City time) on the day when due in immediately available funds to the applicable account specified by the Agent from time to time.

(c) All computations of Yield, per annum fees hereunder and per annum fees under the Fee Letter shall be made on the basis of a year of three hundred sixty (360) days (or, in the case of Yield accruing by reference to clause (a) or (b) of “Base Rate”, a year of 365 or 366 days, as applicable) for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day. Any amounts received or deemed received by Agent in accordance with the terms of this Section 1.4 shall be applied in accordance with Section 2.4 or 2.5, as applicable, on the Business Day following the Business Day of such receipt or deemed receipt for all purposes under this Agreement (including, with out limitation, the computation of Yield, per annum fees hereunder and per annum fees under the Fee Letter).

Section 1.5 Deemed Collections. Upon the occurrence of any Dilution, Seller shall be deemed to have received a Deemed Collection and such Deemed Collection shall be immediately applied to reduce the Net Pool Balance by the amount of such Deemed Collection. To the extent the effect of such Deemed Collection on the Net Pool Balance shall cause an Investment Excess, the Seller shall forthwith deliver to the Collection Agent in immediately available funds an amount equal to the lesser of (i) the sum of all Deemed Collections deemed received by Seller and (ii) an amount necessary to eliminate such Investment Excess and Collection Agent shall remit the same to the Agent pursuant to Section 2.1.

Section 1.6 Letters of Credit. On the terms and subject to the conditions hereof (including, without limitation, the issuance conditions set forth in Section 1.1(a)), the LC Bank shall issue or cause the issuance of Letters of Credit (“Letters of Credit”) on behalf of Seller (or, if requested by the Seller, on behalf of an Originator or other Affiliate of each Ferro Party) in favor of the beneficiaries specified by the Seller. All amounts drawn upon Letters of Credit shall accrue Yield for each day such drawn amounts shall have not been reimbursed.

Section 1.7 Issuance of Letters of Credit.

(a) The Seller may request the LC Bank, upon two Business Days’ prior written notice submitted on or before noon, New York time, to issue a Letter of Credit by delivering to the Agent, the LC Bank’s form of Letter of Credit Application (the “Letter of Credit Application”), substantially in the form of Exhibit XI attached hereto and a Purchase Notice, substantially in the form of Exhibit II hereto, in each case completed to the satisfaction of the Agent and the LC Bank; and, such other certificates, documents and other papers and information as the Agent may reasonably request.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or other written demands for payment when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance, extension or renewal, as the case may be, and in no event later than twelve (12) months after the Facility Termination Date. For the avoidance of doubt, no Letter of Credit may be extended or renewed to a date that is later than twelve (12) months after the Facility Termination Date. Each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revisions thereof adhered to by the LC Bank or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof adhered to by the LC Bank, as determined by the LC Bank.

(c) The Agent shall promptly notify the LC Bank, at such Person’s address for notices hereunder, of the request by the Seller for a Letter of Credit hereunder, and shall provide the LC Bank with the Letter of Credit Application and Purchase Notice delivered to the Agent by the Seller pursuant to clause (a) above, by the close of business on the day received or if received on a day that is not a Business Day or on any Business Day after noon, New York time, on such day, on the next Business Day.

Section 1.8 Requirements For Issuance of Letters of Credit. The Seller shall authorize and direct the LC Bank to name the Seller, the Originator or an Affiliate of each Ferro Party as the “Applicant” or “Account Party” of each Letter of Credit.

Section 1.9 Disbursements, Reimbursement.

(a) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the LC Bank will promptly notify the Agent and the Seller of such request. Provided that it shall have received such notice, the Seller shall reimburse (such obligation to reimburse the LC Bank shall sometimes be referred to as a “Reimbursement Obligation”) the LC Bank prior to noon, New York time, on each date that an amount is paid by the LC Bank under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by the LC Bank. Any notice given by the LC Bank pursuant to this Section may be oral if immediately confirmed in writing; provided that the lack of such an immediate written confirmation shall not affect the conclusiveness or binding effect of such oral notice.

(b) In the event that the Seller (for any reason, including because the conditions precedent to an Incremental Purchase deemed requested pursuant to Section 1.2(b) are not satisfied) fails to timely perform its Reimbursement Obligation with respect to any drawing under a Letter of Credit, the LC Bank shall be deemed to have purchased a Receivable Interest and to hold Capital in the amount of such drawing for all purposes hereunder, which Capital shall accrue Yield in accordance with the terms hereof and shall be immediately due and payable by the Seller. The LC Bank shall have all the rights (but none of the Commitments) of the Purchasers hereunder with respect to any such Capital.

Section 1.10 Documentation. The Seller agrees to be bound by, and to cause any other Person on whose behalf a Letter of Credit is issued hereunder (including any “Account Party” or “Applicant” thereof) to comply with, and be bound by, the terms of the Letter of Credit Application and by the LC Bank’s interpretations of any Letter of Credit issued for the Seller and by the LC Bank’s written regulations and customary practices relating to letters of credit, though the LC Bank’s interpretation of such regulations and practices may be different from the Seller’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct by the LC Bank, the LC Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Seller’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

Section 1.11 Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the LC Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

Section 1.12 Nature of Reimbursement Obligations. The obligations of the Seller to reimburse the LC Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Article I under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which the Seller may have against the LC Bank, the Agent, the Purchasers or any other Person for any reason whatsoever;

(ii) the failure of the Seller or any other Person to comply with the conditions set forth in this Agreement for the making of a purchase, reinvestments, requests for Letters of Credit or otherwise;

(iii) any lack of validity or enforceability of any Letter of Credit or any set-off, counterclaim, recoupment, defense or other right which Seller or an Originator on behalf of which a Letter of Credit has been issued may have against the LC Bank, the Agent, any Purchaser or any other Person for any reason whatsoever;

(iv) any claim of breach of warranty that might be made by the Seller or the LC Bank against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, defense or other right which the Seller or the LC Bank may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the LC Bank, the Agent, any Purchaser or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Seller or any Affiliates of the Seller and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of, or lack of validity, sufficiency, accuracy, enforceability or genuineness of, any draft, demand, instrument, certificate or other document presented under any Letter of Credit, or any such draft, demand, instrument, certificate or other document proving to be forged, fraudulent, invalid, defective or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, even if the LC Bank, the Agent or any Purchaser has been notified thereof;

(vi) payment by the LC Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit other than as a result of the gross negligence or willful misconduct of the LC Bank;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the LC Bank or any of the LC Bank’s Affiliates to issue any Letter of Credit in the form requested by the Seller, unless the LC Bank has received written notice from the Seller of such failure within three Business Days after the LC Bank shall have furnished the Seller a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any Material Adverse Effect;

(x) any breach of this Agreement or any Transaction Document by any party hereto or thereto;

(xi) the occurrence or continuance of an Insolvency Proceeding with respect to the Seller, the Collection Agent, any Originator or any Affiliate thereof;

(xii) the fact that an Amortization Event or Potential Amortization Event shall have occurred and be continuing;

(xiii) the fact that this Agreement or the obligations of the Seller or the Collection Agent hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 1.13 Indemnity. In addition to other amounts payable hereunder, the Seller hereby agrees to protect, indemnify, pay and save harmless the Agent, the LC Bank and any of the LC Bank’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, penalties, interest, judgments, losses, costs, charges and expenses (including all reasonable attorneys’ fees, costs, expenses and disbursements) which the Agent, the LC Bank or any of their respective Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, except to the extent resulting from (a) the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the LC Bank of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

Section 1.14 Liability for Acts and Omissions. As between the Seller, on the one hand, and the Agent, the LC Bank and the Purchasers, on the other, the Seller assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, any beneficiary, “Applicant” or “Account Party” of such Letter of Credit. In furtherance and not in limitation of the foregoing, none of the Agent, the LC Bank or the Purchasers shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Agent, the LC Bank or the Purchasers shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Seller against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Seller and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, electronic mail, cable, telegraph, telex, facsimile or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Agent, the LC Bank or the Purchasers, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Agent’s, the LC Bank’s or any Purchaser’s rights or powers hereunder. Nothing in the preceding sentence shall relieve the LC Bank from liability for its own gross negligence or willful misconduct, as determined by a final non-appealable judgment (or a judgment that is not promptly appealed) of a court of competent jurisdiction, in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Agent, the LC Bank, the Purchasers or their respective Affiliates, be liable to the Seller or any other Person for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Agent, the LC Bank, each Purchaser and each of its Affiliates (i) may rely on any written communication believed in good faith by such Person to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the LC Bank or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Agent, the LC Bank, or the Purchasers or their respective Affiliates, in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and may honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the LC Bank under or in connection with any Letter of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, shall not put the LC Bank under any resulting liability to the Seller or any other Person

ARTICLE II.

PAYMENTS AND COLLECTIONS

Section 2.1 Retention and Turnover of Collections.

(a) Except as set forth in clause (b) below, on each day on which Collections of Pool Receivables are received (or deemed received pursuant to Section 1.5) by the Seller or by the Collection Agent, the Collection Agent shall set aside and hold in trust for the benefit of the Agent, the LC Bank and the Purchasers, out of such Collections, an amount equal to (i) if such day occurs prior to the Facility Termination Date, the sum of all aggregate Yield, Fees and Servicing Fees accrued and unpaid through such day plus the amount of any Investment Excess on such day plus any other amounts then owing by the Seller to the Affected Persons under the Transaction Documents on such day, in each case to the extent not previously set aside and then held in trust pursuant to this clause (a) or (ii) if such day is on or after the Facility Termination Date, the aggregate amount of such Collections. Amounts held pursuant to this clause (a) shall be distributed from time to time in accordance with Sections 2.3, 2.4 and 2.5, as applicable.

(b) Upon the instruction of the Agent following the occurrence of an Amortization Event or during the continuance of a Potential Amortization Event, the Collection Agent shall on each Business Day pay to the Agent for the benefit of the Agent, the LC Bank and the Purchasers all Collections received (or deemed received pursuant to Section 1.5) by the Seller and by the Collection Agent (including, without limitation, any such Collections held by the Collection Agent pursuant to clause (a) above) for retention by the Agent as described in clause (a) above and for distribution by the Agent in accordance with Sections 2.3, 2.4 and 2.5, as applicable.

Section 2.2 Mandatory Capital Settlement. On each Capital Settlement Date, the Seller shall pay the then existing Investment Excess to the Collection Agent (or if the Agent has exercised its right to receive, retain and distribute Collections pursuant to Section 2.1(b) above, to the Agent) for distribution and application in accordance with Section 2.4 or 2.5, as applicable, until such Investment Excess is eliminated.

Section 2.3 Reinvestments. On each day prior to the Facility Termination Date which is not a Capital Settlement Date or a Monthly Payment Date, subject to Section 2.5 and the last sentence of this Section 2.3, Collections not retained pursuant to Section 2.1 shall first be applied to making additional Purchases of undivided interests in Receivables and Related Security, such that after giving effect thereto, the Aggregate Capital outstanding from the Purchasers is equal to the Aggregate Capital outstanding immediately prior to receipt of such Collections (each such Purchase, a “Reinvestment”) so long as after giving effect to such Reinvestment, no Investment Excess exists and the aggregate Receivable Interest does not exceed 100%. Each Reinvestment will be presumed to be made ratably amongst the Purchasers in accordance with their respective Percentages. If on any Settlement Date (or any date on which a voluntary reduction in Aggregate Capital occurs under Section 1.3), there are insufficient Collections to pay all Required Amounts, the next available Collections shall be applied to such payment, and no Reinvestment shall be permitted hereunder until such amount payable has been paid in full.

Section 2.4 Order of Application of Collections on Monthly Payment Dates. On each Monthly Payment Date, the Collection Agent (or if the Agent has exercised its right to receive, retain and distribute Collections pursuant to Section 2.1(b) above, the Agent) shall apply and distribute Collections retained pursuant to Section 2.1 and any other available amounts paid pursuant to Sections 1.5, 2.2 and/or 4.2 as follows:

first, to the payment of the Collection Agent’s reasonable and properly documented out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables, including the Servicing Fee if Ferro or one of its Affiliates is not then acting as the Collection Agent, second, if applicable, to the reimbursement of the Agent’s costs of collection and enforcement of this Agreement,

third, ratably to the payment of all accrued and unpaid Fees and Yield that are then due and owing for the Calculation Period then most recently ended and any remaining unpaid from a prior Calculation Period, fourth, if an Investment Excess exists, (i) to the ratable reduction of the Aggregate Capital until either the Aggregate Capital or such Investment Excess has been reduced to zero and (ii) if the Aggregate Capital has been reduced to zero pursuant to clause (i) above but an Investment Excess continues to exist, to the LC Collateral Account for the benefit of the LC Bank, the amount necessary to cash collateralize the Undrawn LC Amount until either the Adjusted Undrawn LC Amount or such Investment Excess has been reduced to zero, fifth, [Reserved],

sixth, for the ratable payment of all other unpaid Obligations, provided that to the extent such Obligations relate to the payment of Collection Agent costs and expenses, including the Servicing Fee, when Ferro or one of its Affiliates is acting as the Collection Agent, such costs and expenses will not be paid until after the payment in full of all other Obligations, seventh, to payment of any requested Aggregate Reduction,

eighth, unless the Facility Termination Date has occurred and except to the extent a Reduction Notice has been delivered, to the Facility Account as the proceeds of a Reinvestment if permitted in accordance with Section 6.2, ninth, unless the Facility Termination Date has occurred, to the making of any Incremental Purchase requested (or deemed requested) in accordance with Section 1.2 and subject to Section 6.2,

tenth, if the Facility Termination Date has occurred or if Seller is unable to satisfy the conditions precedent to a Reinvestment or Incremental Purchase under Section 6.2, to the ratable reduction of the Aggregate Capital until reduced to zero, and eleventh, if the Facility Termination Date has occurred or if Seller is unable to satisfy the conditions precedent to a Reinvestment or Incremental Purchase under Section 6.2, to the LC Collateral Account for the benefit of the LC Bank, the amount necessary to cash collateralize the Undrawn LC Amount until the Adjusted Undrawn LC Amount has been reduced to zero, twelfth, if the Facility Termination Date has occurred or if Seller is unable to satisfy the conditions precedent to a Reinvestment or Incremental Purchase under Section 6.2, to the ratable payment of all other Aggregate Unpaids until reduced to zero, and

Thirteenth, after all Aggregate Unpaids have been indefeasibly reduced to zero, to Seller.

Collections applied to the payment of Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth above in this Section 2.4, shall be shared ratably (within each priority) among the Agent, the LC Bank and the Purchasers in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of each such priority.

Section 2.5 Order of Application of Collections on Capital Settlement Dates. On each Capital Settlement Date that is not a Monthly Payment Date, the Collection Agent (or if the Agent has exercised its right to receive, retain and distribute Collections pursuant to Section 2.1(b) above, the Agent) shall apply and distribute Collections retained pursuant to Section 2.1 and any other available amounts paid pursuant to Sections 1.5, 2.2 and/or 4.2 as follows:

first, if an Investment Excess exists, (i) to the ratable reduction of the Aggregate Capital until either the Aggregate Capital or such Investment Excess has been reduced to zero and (ii) if the Aggregate Capital has been reduced to zero pursuant to clause (i) above but an Investment Excess continues to exist, to the LC Collateral Account for the benefit of the LC Bank, the amount necessary to cash collateralize the Undrawn LC Amount until either the Adjusted Undrawn LC Amount or such Investment Excess has been reduced to zero, second, [Reserved],

third, to payment of any requested Aggregate Reduction,

fourth, unless the Facility Termination Date has occurred and except to the extent a Reduction Notice has been delivered, to the Facility Account as the proceeds of a Reinvestment if permitted in accordance with Section 6.2, fifth, unless the Facility Termination Date has occurred, to the making of any Incremental Purchase requested (or deemed requested) in accordance with Section 1.2 and subject to Section 6.2,

sixth, if the Facility Termination Date has occurred or if Seller is unable to satisfy the conditions precedent to a Reinvestment or Incremental Purchase under Section 6.2, to the ratable reduction of the Aggregate Capital until reduced to zero, and seventh, if the Facility Termination Date has occurred or if Seller is unable to satisfy the conditions precedent to a Reinvestment or Incremental Purchase under Section 6.2, to the LC Collateral Account for the benefit of the LC Bank, the amount necessary to cash collateralize the Undrawn LC Amount until the Adjusted Undrawn LC Amount has been reduced to zero, eighth, if the Facility Termination Date has occurred or if Seller is unable to satisfy the conditions precedent to a Reinvestment or Incremental Purchase under Section 6.2, to the ratable payment of all other Aggregate Unpaids until reduced to zero, and ninth, to Seller.

Collections applied to the payment of Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth above in this Section 2.5, shall be shared ratably (within each priority) among the Agent, the LC Bank and the Purchasers in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of each such priority.

Section 2.6 Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the applicable Purchaser or the Agent the full amount thereof together with any Yield thereon from the date of any such rescission, return or refunding.

Section 2.7 Repurchase Option. Seller shall have the right (after providing at least five (5) Business Days’ prior written notice to the Agent, the LC Bank and the Purchasers, to repurchase all, but not less than all, of the Receivable Interests. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Purchaser except for a representation and warranty that the reconveyance to Seller is being made free and clear of any Adverse Claim created by the applicable Purchaser. On the date of repurchase of the Receivable Interests pursuant to this Section 2.7, the Commitments of the Purchasers shall automatically terminate. No such repurchase shall occur unless, simultaneously therewith, the Adjusted Aggregate Exposure shall have been reduced to zero.

ARTICLE III.

[RESERVED]
ARTICLE IV.

PURCHASER FUNDING

Section 4.1 Purchaser Funding. The Capital of each Receivable Interest shall accrue Yield for each day at the applicable Yield Rate determined in accordance with the terms and conditions hereof.

Section 4.2 Yield Payments. On each Monthly Payment Date, Seller shall pay to the Agent for payment to the applicable Purchaser an aggregate amount equal to the accrued and unpaid Yield for the Calculation Period then most recently ended of each such Receivable Interest in accordance with Article II.

Section 4.3 Yield Rates. On any day, the Yield Rate applicable to the accrual of Yield on such day on the Capital (or any portion thereof) of any Purchaser’s Receivable Interest shall be:

(i) if such Capital (or portion thereof) is then being funded by such Purchaser through the issuance of Notes, the CP Rate for such Purchaser and such Capital (or portion thereof) on such date; or

(ii) if such Capital (or portion thereof) is then being funded by such Purchaser other than through the issuance of Notes (including, without limitation, if such Purchaser is funding such Capital or portion thereof under its Liquidity Agreement, if any, or if such Purchaser is not a Conduit Purchaser), the Alternate Rate on such date.

Section 4.4 Inability to Determine Euro-Rate.

(a) If the Agent determines before the first day of any Calculation Period (which determination shall be final and conclusive) that, by reason of circumstances affecting the interbank eurodollar market generally, deposits in dollars (in the relevant amounts for such Calculation Period) are not being offered to banks in the interbank eurodollar market for such Calculation Period, or adequate means do not exist for ascertaining the Euro-Rate for such Calculation Period, then the Agent shall give notice thereof to the Seller. Thereafter, until the Agent notifies the Seller that the circumstances giving rise to such suspension no longer exist, (i) no Capital shall be funded at the Alternate Rate determined by reference to the Euro-Rate and (ii) the Yield for any outstanding Capital then funded at the Alternate Rate determined by reference to the Euro-Rate shall, on the last day of the then current Calculation Period, be converted to the Alternate Rate determined by reference to the Base Rate (without giving effect to clause (c) of the definition of “Base Rate”).

(b) If, on or before the first day of any Calculation Period, the Agent shall have been notified by any Affected Person that, such Affected Person has determined (which determination shall be final and conclusive) that, any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a Governmental Authority charged with the interpretation or administration thereof, or compliance by such Affected Person with any guideline, request or directive (whether or not having the force of law) of any such Governmental Authority shall make it unlawful or impossible for such Affected Person to fund or maintain any Capital at a Yield Rate determined by reference to the Euro-Rate, the Agent shall notify the Seller thereof. Upon receipt of such notice, until the Agent notifies the Seller that the circumstances giving rise to such determination no longer apply, (i) no Capital shall be funded at a Yield Rate determined by reference to the Euro-Rate and (ii) the Yield for any outstanding Capital then funded at a Yield Rate determined by reference to the Euro-Rate shall be converted to the Alternate Rate determined by reference to the Base Rate (without giving effect to clause (c) of the definition of “Base Rate”) either (A) on the last day of the then current Calculation Period if such Affected Person may lawfully continue to maintain such Capital at a Yield Rate determined by reference to the Euro-Rate to such day, or (B) immediately, if such Affected Person may not lawfully continue to maintain such Capital at the a Yield Rate determined by reference to the Euro-Rate to such day.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of Seller. Seller hereby represents and warrants to the Agent, the LC Bank and the Purchasers, as to itself, as of the date hereof and as of the date of each Incremental Purchase, Reinvestment and issuance of a Letter of Credit that:

(a) Existence and Power. Seller is duly organized, validly existing and in good standing under the laws of its state of organization. Seller is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect. (b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by Seller of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and the use of the proceeds of purchases made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which Seller Party is a party has been duly executed and delivered by Seller.

(c) No Conflict. The execution and delivery by Seller of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate or articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any material agreement, Contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of Seller (except as created hereunder) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.(d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution and delivery by Seller of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e) Actions, Suits. Seller represents and warrants that (i) there are no actions, suits or proceedings pending, or to the best of Seller’s knowledge, threatened, against or affecting Seller, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect, and (ii) Seller is not in default with respect to any order of any court, arbitrator or governmental body.

(f) Binding Effect. This Agreement and each other Transaction Document to which Seller is a party constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information. Seller represents and warrants that all information (other than projections) heretofore furnished by Seller or by any Authorized Officer of an Originator to the Agent, the LC Bank or any of the Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by Seller or any such Authorized Officer to the Agent, the LC Bank or any of the Purchasers will be, taken as a whole, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(h) Use of Proceeds. Seller represents and warrants that it will not use the proceeds of any purchase hereunder (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i) Good Title. Seller represents and warrants that immediately prior to each purchase hereunder, Seller shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. Seller represents and warrants that there have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s ownership or security interest in each Receivable, its Collections and the Related Security.

(j) Perfection. Seller represents and warrants that this Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to the Agent for the benefit of the LC Bank and the Purchasers (and the Agent for the benefit of the LC Bank and the Purchasers shall acquire from Seller) a valid and perfected first priority undivided percentage ownership or security interest in each Receivable existing or hereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transactions Documents. Seller represents and warrants that there have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent’s (on behalf of the LC Bank and the Purchasers) ownership or security interest in the Receivables, the Related Security and the Collections.

(k) Places of Business and Locations of Records. The principal places of business and chief executive office of Seller and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III or such other locations of which the Agent, the LC Bank and the Purchasers have been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 14.4(a) has been taken and completed. Seller’s Federal Employer Identification Number and Organizational Identification Number are correctly set forth on Exhibit III.

(l) Collections. Each of the Seller Parties represents and warrants that the conditions and requirements set forth in Section 7.1(j) and Section 8.2 have at all times been satisfied and duly performed. Seller represents and warrants that the names and addresses of all Lock-Box Banks, together with the account numbers of the Lock-Box Accounts of Seller at each Lock-Box Bank and the post office box number of each Lock-Box, are listed on Exhibit IV. Seller represents and warrants that Seller has not granted any Person, other than the Agent as contemplated by this Agreement, control of any Lock-Box Account, or the right to take control of any such Lock-Box Account at a future time or upon the occurrence of a future event. In the event that and on each Business Day for which the Agent has exercised its right to cash dominion pursuant to Section 2.1(b), Seller represents and warrants that each of the Lock-Box Banks has been duly instructed to wire on each Business Day all available funds in the Lock-Box Accounts to the account, if any, specified by the Agent.

(m) Material Adverse Effect. Seller represents and warrants that since December 31, 2010, no event has occurred that would have a Material Adverse Effect.

(n) Names. In the past five (5) years, Seller has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement.

(o) Ownership of Seller. Seller represents and warrants that Ferro and the Originators, collectively, own, directly or indirectly, 100% of the issued and outstanding Capital Securities of all classes of Seller, free and clear of any Adverse Claim. Seller represents and warrants that such capital stock is validly issued, fully paid and nonassessable, and that there are no options, warrants or other rights to acquire securities of Seller.

(p) Not an Investment Company. Seller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(q) Compliance with Law. Seller has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except, in each case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

(r) Compliance with Credit and Collection Policy. Seller has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any material change to such Credit and Collection Policy.

(s) Payments to Applicable Originator. With respect to each Receivable transferred to Seller under the Purchase and Contribution Agreement, Seller has given reasonably equivalent value to Ferro in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under the Purchase Agreement or the Purchase and Contribution Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(t) Enforceability of Contracts. Seller represents and warrants that each Contract with respect to each Eligible Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Eligible Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u) Eligible Receivables. Seller represents and warrants that each Receivable included in the Net Pool Balance on a Monthly Report as an Eligible Receivable was an Eligible Receivable as of the last day of the month covered by such Monthly Report.

(v) No Investment Excess. Seller represents and warrants that Seller has determined that, immediately after giving effect to each Incremental Purchase and each issuance of a Letter of Credit hereunder, no Investment Excess exists.

(w) Financial Information. All balance sheets, all statements of income and of cash flow and all other financial information of Seller and each of Ferro and its Subsidiaries (other than projections) furnished to Agent or any Purchaser and described in Section 7.1 have been and will be prepared in accordance with GAAP consistently applied, and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended; provided that unaudited financial statements of Seller and each of Ferro and its Subsidiaries have been prepared without footnotes, without reliance on any physical inventory and are subject to year-end adjustments. Any projections furnished by Seller or by any Authorized Officer of an Originator to the Agent or any of the Purchasers for purposes of or in connection with this Agreement were prepared in good faith based upon estimates and assumptions stated therein which, at the time of preparation, were believed to be reasonable.

(x) [Reserved].

(y) Patriot Act. Each of Seller and the Originators are in compliance, in all material respects, with the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”). No part of the proceeds of the Purchases or any Letter of Credit (or drawing thereon) will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(z) Ordinary Course. Seller represents and warrants that each remittance of Collections by or on behalf of the Seller to the Agent, the LC Bank and the Purchasers under this Agreement will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.

ARTICLE VI.

CONDITIONS OF PURCHASES

Section 6.1 Conditions Precedent to this Agreement. The effectiveness of this Agreement and the first Incremental Purchase, Reinvestment or issuance of a Letter of Credit hereunder is subject to the conditions precedent that (a) the Agent shall have received those documents listed on Schedule B, (b) the Agent and each of the Purchasers shall have received all fees and expenses required to be paid on or prior to the date hereof pursuant to the terms of this Agreement and the Fee Letter, and (c) the assignment and assumption contemplated by the Wells Fargo Assignment and Assumption Agreement shall have occurred in accordance with the terms thereof.

Section 6.2 Conditions Precedent to all Incremental Purchases, Reinvestments and Issuances of Letters of Credit. Each Incremental Purchase, each Reinvestment and each issuance of a Letter of Credit hereunder shall be subject to the further conditions precedent that (a) in the case of each such Incremental Purchase, Reinvestment and issuance, the Collection Agent shall have delivered to the Agent, the LC Bank and the Purchasers on or prior to the date of such purchase, in form satisfactory to the Agent, all Receivables reports as and when due under Section 8.5; (b) the Facility Termination Date shall not have occurred; (c) the Agent and the Purchasers shall have received such other approvals, opinions or documents as it may reasonably request and (d) on the date of each such Incremental Purchase or Reinvestment, the following statements shall be true (and acceptance of the proceeds of such Incremental Purchase or Reinvestment shall be deemed a representation and warranty by Seller that such statements are then true):

(i) the representations and warranties set forth in Section 5.1 are true and correct in all material respects on and as of the date of such Incremental Purchase, Reinvestment or issuance as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall remain true and correct in all material respects as of such earlier date;

(ii) no event has occurred and is continuing, or would result from such Incremental Purchase, Reinvestment or issuance, that will constitute an Amortization Event or a Potential Amortization Event; and

(iii) the conditions to Incremental Purchases, Reinvestments and issuances of Letters of Credit set forth in the proviso to Section 1.1(a) are satisfied in all respects.

It is expressly understood that each Reinvestment shall, unless otherwise directed by the Agent, the LC bank or any Purchaser, occur automatically on each day that the Collection Agent shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment. The failure of Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall, for so long as such condition fails to be satisfied, give rise to a right of each Purchaser, which right may be exercised at any time on demand of such Purchaser, to rescind the related purchase and direct Seller to pay to such Purchaser its Percentages of the Collection prior to the Facility Termination Date that shall have been applied to the affected Reinvestment.

ARTICLE VII.

COVENANTS

Section 7.1 Affirmative Covenants of the Seller Parties. Until the Final Payout date, each Seller Party shall perform the following covenants:

(a) Financial Reporting. Such Seller Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Agent, the LC Bank and each Purchaser:

(i) Annual Reporting. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, (A) a copy of the consolidated balance sheet of Ferro and its Subsidiaries, and the related consolidated statements of income and cash flow of Ferro and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by a “Big Four” accounting firm or other independent public accountants acceptable to the Agent, together with (B) comparable unaudited annual financial statements (other than cash flow statements) of Seller.

(ii) Quarterly Reporting. As soon as available and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (A) an unaudited consolidated balance sheet of Ferro and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of Ferro and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year (subject to normal year-end audit adjustments), together with (B) comparable unaudited quarterly financial statements (other than cash flow statements) of Seller.

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V signed by the applicable Seller Party’s Authorized Officer.

(iv) Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of Ferro, copies of all financial statements, reports and proxy statements so furnished.

(v) S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements (other than any registration statements on Form S-8 or its equivalent) and any reports on Form 10-K or 10-Q which Ferro files with the Securities and Exchange Commission.

(vi) Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Originator or any Lock-Box Bank, copies of the same.

(vii) Senior Credit Agreement Notices. Promptly upon furnishing thereof to the “Administrative Agent” or any “Lender” under and as defined in the Senior Credit Agreement, copies of all reports, notices compliance certificates and other information required to be delivered pursuant to the Senior Credit Agreement including, without limitation, all information described in section 7.1.1 of the Senior Credit Agreement (in each case without duplication of any of the items described above in this Section 7.1(a).

(viii) Ferro Holidays. Promptly upon the Agent’s request, Seller shall deliver to the Agent the list of Ferro Holidays for the upcoming calendar year. The Ferro Holidays for the 2011 calendar year are listed in Schedule C attached hereto.

(ix) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the financial condition, operations, prospects or business of such Seller Party as the Agent, the LC Bank or any Purchaser may from time to time reasonably request in order to protect the interests of the Agent, the LC Bank and the Purchasers under or as contemplated by this Agreement.

Reports and financial statements required to be delivered pursuant to clauses (i), (ii), (iv) and (v) of this Section 7.1(a) shall be deemed to have been delivered on the date on which Ferro posts such reports, or reports containing such financial statements, on Ferro’s website on the Internet at www.ferro.com or when such reports, or reports containing such financial statements, are posted on the SEC’s website at www.sec.gov. and Agent receives written notification of such posting (which may be provided by email).

(b) Notices. Such Seller Party will notify the Agent, the LC Bank and each Purchaser in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Amortization Events or Potential Amortization Events. The occurrence of each Amortization Event and each Potential Amortization Event, by a statement of an Authorized Officer of such Seller Party.

(ii) Judgment and Proceedings. (A) (1) The entry of any judgment or decree against the Collection Agent or any of its respective Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against the Collection Agent and its Subsidiaries exceeds $25,000,000 after deducting (x) the amount with respect to which the Collection Agent or any such Subsidiary is insured and with respect to which the insurer has acknowledged responsibility, and (y) the amount for which the Collection Agent or any such Subsidiary is otherwise indemnified if the terms of such indemnification are satisfactory to the Agent, the LC Bank and each Purchaser, and (2) the institution of any litigation, arbitration proceeding or governmental proceeding against Seller or the Collection Agent which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and (B) the entry of any judgment or decree against Seller if the aggregate amount of all judgments and decrees then outstanding against Seller exceeds $12,000 after deducting (x) the amount with respect to which Seller is insured and with respect to which the insurer has acknowledged responsibility, and (y) the amount for which Seller is otherwise indemnified if the terms of such indemnification are satisfactory to the Agent, the LC Bank and each Purchaser.

(iii) Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(iv) Defaults Under Other Agreements. The occurrence of a default or an event of default under any other financing arrangement relating to a line of credit or Indebtedness in excess of $25,000,000 in aggregate principal amount pursuant to which any Originator is a debtor or an obligor.

(v) Events of Termination and Incipient Events of Termination. The occurrence of an Event of Termination or an Incipient Event of Termination under the Purchase Agreement or the Purchase and Contribution Agreement.

(c) Compliance with Laws and Preservation of Corporate Existence. Such Seller Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Such Seller Party will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify could not reasonably be expected to have a Material Adverse Effect.

(d) Audits. Such Seller Party will furnish to the Agent, the LC Bank and each Purchaser from time to time such information with respect to it and the Receivables as the Agent, the LC Bank or any of the Purchasers may reasonably request. Such Seller Party will, from time to time during regular business hours as requested by the Agent, the LC Bank or any Purchaser upon reasonable notice and at the sole cost of such Seller Party, permit the Agent, the LC Bank and each of the Purchasers, or their respective agents or representatives (and shall cause each Originator to permit the Agent, the LC Bank and each of the Purchasers or their respective agents or representatives): (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of Seller or the Collection Agent having knowledge of such matters; provided, however, that so long as no Amortization Event or Potential Amortization Event has occurred and is continuing, the Seller Parties shall be required to reimburse the Agent, the LC Bank and the Purchasers for the costs of only one (1) such examination and visit per year.

(e) Keeping and Marking of Records and Books.

(i) The Collection Agent will (and will cause each Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Collection Agent will (and will cause each Originator to) give the Agent, the LC Bank and each Purchaser notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) Collection Agent will (and will cause each other Originator to) (A) on or prior to the date hereof, make a notation in its books and records relating to the Receivables, acceptable to the Agent, the LC Bank and each Purchaser, describing the Receivable Interests and (B) upon the request of the Agent, the LC Bank or any of the Purchasers following the occurrence and during continuation of an Amortization Event, deliver to the Agent all invoices included in the Contracts (including, without limitation, all multiple originals of any such invoice) relating to the Receivables.

(f) Compliance with Contracts and Credit and Collection Policy. Collection Agent will (and will cause each other Originator to) timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g) Performance and Enforcement of Purchase Agreement and Purchase and Contribution Agreement. Seller will, and will require each of the Originators to, perform each of their respective obligations and undertakings under and pursuant to the Purchase Agreement and the Purchase and Contribution Agreement, as applicable. Seller will purchase Receivables under the Purchase and Contribution Agreement in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to the applicable purchaser under the Purchase Agreement and the Purchase and Contribution Agreement. Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agent, the LC Bank and the Purchasers as assignees of Seller) under the Purchase Agreement and the Purchase and Contribution Agreement as the Agent, the LC Bank and any Purchaser may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Purchase Agreement and the Purchase and Contribution Agreement.

(h) Ownership. Seller will (or will require each Originator to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections irrevocably in Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Agent, the LC Bank and the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Seller therein as the Agent, the LC Bank and any Purchaser may reasonably request), and (ii) establish and maintain, in favor of the Agent, for the benefit of the LC Bank and the Purchasers, a valid and perfected first priority undivided percentage ownership interest (and/or a valid and perfected first priority security interest) in all Receivables, Related Security and Collections to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Agent for the benefit of the LC Bank and the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent’s (for the benefit of the LC Bank and the Purchasers) interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of the Agent for the benefit of the LC Bank and the Purchasers as the Agent, the LC Bank or any Purchaser may reasonably request).

(i) Corporate Separateness. Each of Seller and Ferro acknowledges that the Agent, the LC Bank and the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon Seller’s identity as a legal entity that is separate from each of the Originators and their respective other Affiliates (collectively, the “Ferro Group”). Therefore, from and after the date of execution and delivery of this Agreement, each of Seller and Ferro shall take all reasonable steps, including, without limitation, all steps that the Agent, the LC Bank or any Purchaser may from time to time reasonably request, to maintain Seller’s identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of the members of the Ferro Group thereof and not just a division thereof. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, except as herein specifically otherwise provided, Seller will:

(i) At all times maintain at least one Independent Director who (A) if other than a natural person designated and employed by Global Securitization Services, LLC, has been consented to in writing by the Agent prior to his or her appointment as Independent Director of the Seller, (B) is not currently and has not been during the five years preceding the date of this Agreement an officer, director or employee of any member of the Ferro Group, (C) is not a current or former officer or employee of the Seller, (D) is not a stockholder of any member of the Ferro Group and (E) for the avoidance of doubt, meets all the other criteria set forth in this Agreement’s definition of “Independent Director”;

(ii) refrain from participating, directly or indirectly, in the management of operations of any member of the Ferro Group;

(iii) conduct its business from an office separate from that of the members of the Ferro Group (but which may be located in the same facility as one or more of the members of the Ferro Group), and have stationery and other business forms and a mailing address and a telephone number separate from that of the members of the Ferro Group;

(iv) at all times be adequately capitalized in light of its contemplated business;

(v) at all times provide for its own operating expenses and liabilities from its own funds;

(vi) maintain its assets and transactions separately from those of the members of the Ferro Group and reflect such assets and transactions in financial statements separate and distinct from those of the members of the Ferro Group and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of the members of the Ferro Group;

(vii) hold itself out to the public under its own name as a legal entity separate and distinct from the members of the Ferro Group, and refrain from holding itself out as having agreed to pay, or as being liable, primarily or secondarily, for, any obligations of the members of the Ferro Group;

(viii) refrain from maintaining any joint account with any member of the Ferro Group or becoming liable as a guarantor or otherwise with respect to any Indebtedness or contractual obligation of any member of the Ferro Group;

(ix) refrain from making any payment or distribution of assets with respect to any obligation of any member of the Ferro Group or granting an Adverse Claim on any of its assets to secure any obligation of any member of the Ferro Group;

(x) refrain from making loans, advances or otherwise extending credit to any of the members of the Ferro Group;

(xi) hold regular duly noticed meetings of its Board of Directors and make and retain minutes of such meetings;

(xii) refrain from engaging in any transaction with any of the members of the Ferro Group, except as permitted by this Agreement and as contemplated by the Purchase and Contribution Agreement;

(xiii) maintain at all times the Required Capital Condition and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause such Required Capital Condition to cease to be so maintained; and

(xiv) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Baker & Hostetler LLP, as counsel for the Seller Parties, in connection with the closing of this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(j) Collections. Such Seller Party will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Lock-Box Bank into a Lock-Box Account and (2) each Lock-Box and Lock-Box Account to be subject at all times to a Lock-Box Agreement that is in full force and effect. In the event that and on each Business Day for which the Agent has exercised its right to cash dominion pursuant to Section 2.1(b), Seller represents and warrants that each of the Lock-Box Banks has been duly instructed to wire not later than 4:00 p.m. (New York City time) on each Business Day all available funds in the Lock-Box Accounts to the account, if any, specified by the Agent. In the event any payments relating to Receivables are remitted directly to Seller or any Affiliate of Seller, Seller will remit (or will cause all such payments to be remitted) directly to a Lock-Box Bank and deposited into a Lock-Box Account promptly (but not later than two (2) Business Days) following receipt thereof, and, at all times prior to such remittance, Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Agent, the LC Bank and the Purchasers.

(k) Taxes. Such Seller Party will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except (i) any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or (ii) where the failure to so file or pay could not reasonably be expected to have a Material Adverse Effect. Seller will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of the Agent, the LC Bank or any of the Purchasers.

(l) Insurance. Seller will maintain in effect, or cause to be maintained in effect, at Seller’s own expense, such casualty and liability insurance as Seller shall deem appropriate in its good faith business judgment.

(m) Payment to Originators. With respect to any Receivable purchased by Seller from Ferro, such purchase shall be effected under, and in strict compliance with the terms of, the Purchase and Contribution Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to Ferro in respect of the purchase price for such Receivable.

Section 7.2 Negative Covenants of the Seller Parties. Until the Final Payout Date, each Seller Party shall perform the following covenants:

(a) Name Change, Offices and Records. Seller will not change its name, identity or legal structure (within the meaning of Section 9-507(c) of any applicable enactment of the UCC) or relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Agent and each Purchaser at least forty-five (45) days’ prior written notice thereof and (ii) delivered to the Agent all financing statements, instruments and other documents reasonably requested by the Agent or any Purchaser in connection with such change or relocation.

(b) Change in Payment Instructions to Obligors. Except as may be required by the Agent pursuant to Section 8.2(b), such Seller Party will not add or terminate any bank as a Lock-Box Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Lock-Box Account, unless the Agent, the LC Bank and the Purchasers shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Lock-Box Bank or a Lock-Box Account or Lock-Box, an executed Lock-Box Agreement with respect to the new Lock-Box Account or Lock-Box; provided, however, that the Collection Agent may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Lock-Box Account.

(c) Modifications to Contracts and Credit and Collection Policy. No Seller Party will, and no Seller Party will permit any Originator to, make any change to the Credit and Collection Policy that could reasonably be expected to decrease the credit quality of any newly created Receivables or materially adversely affect the collectibility of the Receivables. Except as provided in Section 8.2(d), no Seller Party will, or will permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any terms of any Contract related to such Receivable in any material respect other than in accordance with the Credit and Collection Policy.

(d) Sales, Liens. Other than the ownership and security interests contemplated by the Transaction Documents, Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Lock-Box Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Agent, the LC Bank and the Purchasers provided for herein), and Seller will defend the right, title and interest of the Agent, the LC Bank and the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or any Originator.

(e) Termination of Purchase Agreement or Purchase and Sale Agreement. Seller will not terminate the Purchase Agreement or the Purchase and Contribution Agreement or send any written notice to any Originator in respect thereof, without the prior written consent of the Agent, the LC Bank and the Purchasers.

(f) Restricted Junior Payments. From and after the occurrence of any Amortization Event, Seller will not make any Restricted Junior Payment if, after giving effect thereto, Seller would fail to meet its obligations set forth in Section 7.1(i).

(g) Seller Indebtedness. Except as contemplated by the Transaction Documents, Seller will not incur or permit to exist any Indebtedness or liability on account of deposits except: (i) the Obligations, (ii) the Deferred Purchase Price, and (iii) other current accounts payable arising in the ordinary course of business and not overdue.

(h) Prohibition on Additional Negative Pledges. Seller will not (and will not authorize any Originator to) enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Adverse Claim upon the Receivables, Collections or Related Security except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents. Seller will not (and will not authorize any Originator to) enter into or assume any agreement creating any Adverse Claim upon any note evidencing Deferred Purchase Price payable by Seller.

(i) Corporate Separateness. Ferro shall not take, or permit any of its Affiliates to take, any action that could reasonably be expected to cause the Seller to breach any of its obligations set forth in Section 7.1(i).

ARTICLE VIII.

ADMINISTRATION AND COLLECTION

Section 8.1 Designation of Collection Agent.

(a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Collection Agent”) so designated from time to time in accordance with this Section 8.1. Ferro is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms of this Agreement. At any time after the occurrence of an Amortization Event, the Agent, the LC Bank and the Purchasers may at any time designate as Collection Agent any Person to succeed Ferro or any successor Collection Agent.

(b) Ferro may delegate to the other Originators, as sub-Collection Agents of the Collection Agent, certain of its duties and responsibilities as Collection Agent hereunder in respect of the Receivables originated by such Originators. Without the prior written consent of the Agent, the LC Bank and the Purchasers, the Collection Agent shall not be permitted to delegate any of its duties or responsibilities as Collection Agent to any Person other than (i) the other Originators, and (ii) with respect to certain Charged-Off Receivables, outside collection agencies in accordance with its customary practices. Seller shall not be permitted to further delegate to any other Person any of the duties or responsibilities of Collection Agent delegated to it by Ferro. If at any time following the occurrence of an Amortization Event, the Agent shall designate as Collection Agent any Person other than Ferro, all duties and responsibilities theretofore delegated by Ferro to Seller or any Originator may, at the discretion of the Agent, be terminated forthwith on notice given by the Agent to Ferro and the Seller or such Originator, as applicable.

(c) Notwithstanding the foregoing subsection (b), (i) Collection Agent shall be and remain primarily liable to the Agent, the LC Bank and the Purchasers for the full and prompt performance of all duties and responsibilities of the Collection Agent hereunder and (ii) the Agent, the LC Bank and the Purchasers shall be entitled to deal exclusively with Collection Agent in matters relating to the discharge by the Collection Agent of its duties and responsibilities hereunder. The Agent, the LC Bank and the Purchasers shall not be required to give notice, demand or other communication to any Person other than Collection Agent in order for communication to the Collection Agent and its sub-Collection Agent or other delegate with respect thereto to be accomplished. Collection Agent, at all times that it is the Collection Agent, shall be responsible for providing any sub-Collection Agent or other delegate of the Collection Agent with any notice given to the Collection Agent under this Agreement.

Section 8.2 Duties of Collection Agent.

(a) The Collection Agent shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

(b) In the event that and on each Business Day for which the Agent has exercised its right to cash dominion pursuant to Section 2.1(b), the Collection Agent will instruct all Obligors to pay all Collections directly to a Lock-Box or Lock-Box Account and will instruct each Lock-Box Bank to initiate a wire transfer not later than 4:00 p.m. (New York City time) on each Business Day of all available funds in each Lock-Box Account to the account, if any, specified by the Agent. The Collection Agent shall effect a Lock-Box Agreement in form and substance reasonably satisfactory to the Agent with each Lock-Box Bank. In the case of any remittances received in any Lock-Box or Lock-Box Account that shall have been identified, to the satisfaction of the Collection Agent, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Collection Agent shall promptly remit such items to the Person identified to it as being the owner of such remittances.

(c) The Collection Agent shall administer the Collections in accordance with the procedures described herein and in Article II. The Collection Agent shall set aside and hold in trust for the account of Seller and the Purchasers their respective shares of the Collections (or such funds or other assets arising therefrom) in accordance with Article II. The Collection Agent shall segregate, in a manner acceptable to the Agent, the LC Bank and the Purchasers, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Collection Agent or Seller prior to the remittance thereof in accordance with Article II. In the event that and on each Business Day for which the Agent has requested cash dominion pursuant to Section 2.1, the Collection Agent shall segregate and deposit with a bank designated by the Agent all Collections of Receivables on the Business Day received by the Collection Agent, duly endorsed or with duly executed instruments of transfer.

(d) The Collection Agent may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Collection Agent determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable, Defaulted Receivable or Charged-Off Receivable or limit the rights of the Agent, the LC Bank or the Purchasers under this Agreement. Notwithstanding anything to the contrary contained herein, following the occurrence and during continuation of an Amortization Event, the Agent shall have the absolute and unlimited right to direct the Collection Agent to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

(e) The Collection Agent shall hold in trust for Seller and the Agent (on behalf of the LC Bank and the Purchasers) all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Agent, deliver or make available to the Agent all such Records, at a place selected by the Agent. The Collection Agent shall, as soon as practicable following receipt thereof turn over to Seller any cash collections or other cash proceeds payable to Seller not constituting Collections on Receivables. The Collection Agent shall, from time to time at the request of any Purchaser, furnish to the Purchasers (promptly after any such request) a calculation of the amounts set aside for the Purchasers pursuant to Article II.

(f) Any payment by an Obligor in respect of any indebtedness owed by it to an Originator or Seller shall, except as otherwise specified by such Obligor or otherwise required by Contract or law and unless otherwise instructed by the Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 8.3 Lock-Box Accounts. Seller hereby transfers to the Agent for the benefit of the LC Bank and the Purchasers the exclusive ownership and control of each Lock-Box and Lock-Box Account; provided, that the Agent will not exercise its right under any Lock-Box Agreement to obtain exclusive control of any related Lock-Box or Lock-Box Account until the occurrence of an Amortization Event or during the continuance of a Potential Amortization Event. Seller hereby authorizes the Agent, and agrees that the Agent shall be entitled after the occurrence of an Amortization Event to (a) endorse Seller’s name on checks and other instruments representing Collections, (b) enforce the Receivables, the related Contracts and the Related Security and (c) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Agent rather than Seller.

Section 8.4 Responsibilities of Seller. Anything herein to the contrary notwithstanding, the exercise by the Agent, the LC Bank and the Purchasers of their rights hereunder shall not release the Collection Agent, any Originator or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. None of the Agent, the LC Bank or any Purchaser shall have any obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller.

Section 8.5 Reports.

(a) Following the occurrence of an Amortization Event or during the continuance of a Potential Amortization Event, at such times as the Agent may request in its commercially reasonable discretion (other than a Permitted Ferro Holiday), the Collection Agent shall prepare and deliver not later than 11:00 a.m. (New York City time) to the Agent, the LC Bank and the Purchasers a Daily Report for the immediately preceding Business Day in the form of Exhibit X hereto (appropriately completed and executed), provided that the Agent shall request such Daily Reports at least two (2) Business Days prior to the requested date of delivery.

(b) On each Monthly Reporting Date, the Collection Agent shall prepare and deliver not later than 11:00 a.m. (New York City time) to the Agent, the LC Bank and the Purchasers, a Monthly Report for the calendar month then most recently ended in the form of Exhibit IX hereto (appropriately completed and executed).

(c) At such times as the Agent or any Purchaser shall reasonably request, the Collection Agent shall prepare and deliver not later than 11:00 a.m. (New York City time) to the Agent, the LC Bank and the Purchasers a listing by Obligor of all Receivables together with an aging of such Receivables.

(d) At the request of Agent or at anytime the Collection Agent (or the Seller) becomes aware or has reason to believe that the information contained in any Daily Report or Monthly Report is inaccurate in any material respect with respect to the inclusion of Receivables in the Net Pool Balance reflected in any such report which are not or no longer Eligible Receivables (each case, an “Interim Report Event”), the Collection Agent shall promptly (but in any event no later than 11:00 a.m. (New York City time) one (1) Business Day after the occurrence of any Interim Report Event) provide an updated interim report substantially in the form of the Monthly Report but dated on or about the date of the occurrence of such Interim Report Event which updates the information normally contained in the Monthly Report (including without limitation, updated computations of Eligible Receivables included in the Net Pool Balance (an “Interim Report”). The information contained in any such Interim Report will be utilized by the Collection Agent and the Seller in the preparation of all Daily Reports, if applicable, issued on or after the date of such Interim Report until delivery of the next Monthly Report or Interim Report.

Section 8.6 Servicing Fees. In consideration of Ferro’s agreement to act as Collection Agent hereunder, the Agent, the LC Bank and the Purchasers hereby agree that, so long as Ferro shall continue to perform as Collection Agent hereunder, Seller shall pay over to Ferro a fee (the “Servicing Fee”) on the first calendar day of each month, in arrears for the immediately preceding month, equal to 0.50% per annum of the average aggregate Outstanding Balance of all Receivables during such period, as compensation for its servicing activities.

ARTICLE IX.

AMORTIZATION EVENTS

Section 9.1 Amortization Events. The occurrence of any one or more of the following events shall constitute an “Amortization Event”:

(a) Any Seller Party shall fail to make any payment or deposit required to be paid to the Agent, the LC Bank, any Purchaser, any Indemnified Party or any other Affected Person under this Agreement or any other Transaction Document to which it is a party on the date when the same is required to be made, and such failure shall continue unremedied for two (2) Business Days.

(b) Any Seller Party shall fail to perform or observe any covenant contained in any provision of (i) Section 2.2, (ii) Section 7.2 or (iii) Section 8.5 and, (A) with respect to a failure to perform or observe the covenant in Section 8.5(a), such failure continues for a period of one (1) Business Day; provided that such one (1) Business Day grace period shall only be available and effective twice during any calendar quarter period, and (B) with respect to failure to perform or observe the covenant in Section 8.5(b), such failure continues for a period of three (3) Business Days.

(c) Any Seller Party shall fail to perform or observe any other covenant, agreement or other obligation hereunder (other than as referred to in another paragraph of this Section 9.1) or any other Transaction Document to which it is a party and such failure shall continue for five (5) consecutive Business Days following the earlier to occur of (i) notice from the Agent, the LC Bank or any Purchaser of such non-performance or non-observance, or (ii) the date on which an Authorized Officer of such Seller Party otherwise becomes aware of such non-performance or non-observance.

(d) Any representation, warranty, certification or statement made by any Seller Party in this Agreement, any other Transaction Document or in any other document required to be delivered pursuant hereto or thereto shall prove to have been incorrect when made or deemed made in any material respect; provided that the materiality threshold in this subsection shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold.

(e) [Reserved].

(f) (i) Seller shall fail to pay any principal of or premium or interest on any of its Indebtedness which is outstanding when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(ii) any Originator shall fail to pay any principal of or premium or interest on any of its Material Indebtedness which is outstanding when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof.

(g) (i) Seller, any Originator or any Material Subsidiary shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or

(ii) any proceeding shall be instituted by or against Seller seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, provided that, unless such proceeding is consented to or acquiesced in by the Seller in the case of any such proceeding instituted against (but not instituted by) it, either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur, or

(iii) any proceeding shall be instituted by or against any Originator or any Material Subsidiary seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, provided that, unless such proceeding is consented to or acquiesced in by such Originator or Material Subsidiary in the case of any such proceeding instituted against (but not instituted by) it, either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur, or

(iv) Seller, any Originator or any Material Subsidiary shall take any corporate action to authorize any of the actions set forth in clauses (i), (ii) or (iii) above in this subsection (g).

(h) As at the end of any calendar month:

(i) the average of the Delinquency Ratios for the three months then most recently ended shall exceed 5.0%;

(ii) the average of the Default Ratios for the three months then most recently ended shall exceed 4.5%; or

(iii) the average of the Dilution Ratios for the three months then most recently ended shall exceed 7.0%.

(i) A Change of Control shall occur other than, in the case of any Originator which is a Subsidiary of Ferro, as a result of the liquidation, dissolution, consolidation or merger permitted by Section 5.04 of the Purchase Agreement.

(j) (i) One or more final judgments for the payment of money in an amount in excess of $12,000, individually or in the aggregate, shall be entered against Seller or (ii) one or more final judgments for the payment of money in an amount in excess of $25,000,000, individually or in the aggregate, shall be entered against any Originator on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution.

(k) The Purchase Agreement or the Purchase and Contribution Agreement shall be terminated, or any Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of selling Receivables to Seller under the Purchase Agreement or the Purchase and Contribution Agreement, as applicable.

(l) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, or any Originator shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Agent for the benefit of the LC Bank and the Purchasers shall cease to have a valid and perfected first priority security interest in the Receivables, the Related Security and the Collections with respect thereto and the Lock-Box Accounts.

(m) On any Settlement Date, after giving effect to the turnover and application of Collections, (i) the Adjusted Aggregate Exposure shall exceed the Purchase Limit or (ii) an Investment Excess continues to exist and such Investment Excess shall continue for two (2) Business Days.

(n) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Tax Code with respect to amounts in excess of $100,000 with regard to any of the Receivables or Related Security and such lien shall not have been released within seven (7) days.

(o) The PBGC shall file notice of a lien pursuant to Section 4068 of ERISA with respect to amounts in excess of $100,000 with regard to any of the Receivables or Related Security and such lien shall not have been released within ten (10) days; or any of the following events shall occur with respect to any Pension Plan: (i) the institution of any steps by Ferro, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, Ferro or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $25,000,000; of (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.

(p) Any event shall occur which has, or could be reasonably expected to have a Material Adverse Effect of the types described in clauses (ii) through (v) of the definition of “Material Adverse Effect”.

Section 9.2 Remedies. Upon the occurrence and during the continuation of an Amortization Event, the Agent may, and upon the direction of the LC Bank or any Purchaser, shall, take any of the following actions: (i) replace the Person then acting as Collection Agent, (ii) declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Amortization Event described in Section 9.1(g)(ii) or (iii), or of an actual or deemed entry of an order for relief with respect to any Seller Party under the Federal Bankruptcy Code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, and (iii) notify Obligors of the Agent’s and Purchasers’ interest in the Receivables. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agent and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC (including, without limitation, all such rights and remedies of a secured party upon default), all of which rights shall be cumulative.

ARTICLE X.

INDEMNIFICATION

Section 10.1 Indemnities by the Seller. Without limiting any other rights that the Agent, the LC Bank, any Purchaser or any other Affected Person may have hereunder or under applicable law, Seller hereby agrees to indemnify (and pay upon demand to) the Agent, the LC Bank, each Purchaser and each other Affected Person and their respective assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of such Indemnified Party) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by the Agent, the LC Bank or a Purchaser of an interest in the Receivables excluding, however, in all of the foregoing instances:

(a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of an Indemnified Party;

(b) Indemnified Amounts to the extent the same include losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness or financial inability or unwillingness to pay (other than a dispute giving rise to a Dilution) of the related Obligor; or

(c) taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Agent, the LC Bank or such Purchaser, as applicable, of Receivable Interests as a loan or loans by the Purchasers to Seller secured by the Receivables, the Related Security, the Lock-Box Accounts and the Collections;

provided, however, that nothing contained in this sentence shall limit the liability of Seller or limit the recourse of any Indemnified Party to Seller for amounts otherwise specifically provided to be paid by Seller under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Seller shall indemnify the Indemnified Parties for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Seller) relating to or resulting from:

(i) any representation or warranty made by any Seller Party or any Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report required to be delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect in any material respect when made or deemed made;

(ii) the failure by any Seller Party or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii) any failure of any Seller Party or any Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) any environmental liability, products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling of Collections of Receivables at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of an Incremental Purchase, a Reinvestment or a Letter of Credit, the ownership of the Receivable Interests or any other investigation, litigation or proceeding relating to any Seller Party or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) any Amortization Event described in Section 9.1(g);

(x) any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from any Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Seller to give reasonably equivalent value to Ferro under the Purchase and Contribution Agreement in consideration of the transfer by Ferro of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi) any failure to vest and maintain vested in the Agent for the benefit of the LC Bank and the Purchasers, or to transfer to the Agent for the benefit of the LC Bank and the Purchasers, legal and equitable title to, and ownership of, a first priority perfected undivided percentage ownership interest (to the extent of the Receivable Interests contemplated hereunder) or security interest in the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(xii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of any Incremental Purchase or Reinvestment or at any subsequent time;

(xiii) any action or omission by any Seller Party which reduces or impairs the rights of the Agent, the LC Bank or the Purchasers with respect to any Receivable or the value of any such Receivable; and

(xiv) the failure of any Receivable included in the calculation of the Net Pool Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

Section 10.2 Indemnities by the Collection Agent. Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law, Collection Agent hereby agrees to indemnify (and pay upon demand to) each Indemnified Party from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of such Indemnified Person) and disbursements (all of the foregoing being collectively referred to as “Collection Agent Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of Collection Agent’s failure to duly and punctually perform its obligations under this Agreement excluding, however, in all of the foregoing instances:

(a) Collection Agent Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Collection Agent Indemnified Amounts resulted from gross negligence or willful misconduct on the part of an Indemnified Party; and

(b) Collection Agent Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness or financial inability or unwillingness to pay (other than a dispute giving rise to a Dilution) of the related Obligor;

provided, however, that nothing contained in this sentence shall limit the liability of Collection Agent or limit the recourse of any Indemnified Party to Collection Agent for Collections received by the Collection Agent and required to be remitted by it under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Collection Agent shall indemnify the Indemnified Parties for Collection Agent Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to the Collection Agent) relating to or resulting from:

(i) any representation or warranty made by Collection Agent (or any officers of Collection Agent) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect in any material respect when made or deemed made;

(ii) the failure by Collection Agent to comply with any applicable law, rule or regulation with respect to the collection of any Receivable or Related Security;

(iii) any failure of Collection Agent to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) the commingling by the Collection Agent of Collections of Receivables or funds or other assets arising therefrom at any time with other funds;

(v) any investigation, litigation or proceeding relating to Collection Agent in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(vi) any Amortization Event of the described in Section 9.1(g) with respect to Collection Agent; and

(vii) any action or omission by Collection Agent relating to its obligations hereunder which reduces or impairs the rights of the Agent, the LC Bank or the Purchasers with respect to any Receivable or the value of any such Receivable.

Section 10.3 Increased Cost and Reduced Return. If after the date hereof, any Affected Person shall be charged any fee, expense or increased cost on account of the adoption of, or compliance with, any Specified Law, any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy), any accounting principles or any change in any of the foregoing, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such Governmental Authority: (i) that subjects such Affected Person to any charge or withholding on or with respect to this Agreement or such Affected Person’s obligations hereunder, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Affected Person of any amounts payable hereunder (except for changes in the rate of tax on the overall net income of such Affected Person or taxes excluded by Section 10.1) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of such Affected Person, or credit extended by such Affected Person pursuant to this Agreement or (iii) that imposes any other condition the result of which is to increase the cost to such Affected Person of performing its obligations hereunder, or to reduce the rate of return on such Affected Person’s capital as a consequence of its obligations hereunder, or to reduce the amount of any sum received or receivable by such Affected Person under this Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by such Affected Person, Seller shall pay to such Affected Person, such amounts charged to such Affected Person or such amounts to otherwise compensate such Affected Person for such increased cost or such reduction. Notwithstanding the foregoing, no Affected Person that is not organized under the laws of the United States of America, or a state thereof, shall be entitled to reimbursement or compensation hereunder unless and until it has delivered to the Seller two (2) duly completed and signed originals of United States Internal Revenue Service Form W-8BEN or W-8ECI, as applicable, certifying in either case that such Affected Person is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.

Section 10.4 Other Costs and Expenses. Subject to the limitations set forth in the Fee Letter, Seller shall pay to the Agent, the LC Bank and the Purchasers on demand all reasonable costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of Agent’s, the LC Bank’s and the Purchasers’ auditors auditing the books, records and procedures of Seller, reasonable fees and out-of-pocket expenses of legal counsel for the Agent, the LC Bank and the Purchasers (which such counsel may be employees of the Agent, the LC Bank or a Purchaser) with respect thereto and with respect to advising the Agent, the LC Bank and the Purchasers as to their respective rights and remedies under this Agreement. Seller shall pay to the Agent, the LC Bank and the Purchasers on demand any and all reasonable costs and expenses of the Agent, the LC Bank and the Purchasers, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.

ARTICLE XI.

THE AGENT

Section 11.1 Appointment.

(a) The LC Bank and each Purchaser hereby irrevocably designates and appoints PNC, as Agent hereunder, and authorizes the Agent to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with the LC Bank or any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or otherwise exist against the Agent.

(b) The provisions of this Article XI are solely for the benefit of the Agent, the LC Bank and the Purchasers, and neither of the Seller Parties shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article XI, except that this Article XI shall not affect any obligations which the Agent, the LC Bank or any Purchaser may have to either of the Seller Parties under the other provisions of this Agreement.

(c) In performing its functions and duties hereunder, the Agent shall act solely as the agent of the LC Bank and the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for either of the Seller Parties or any of their respective successors and assigns.

Section 11.2 Delegation of Duties. The Agent may execute any of its duties under the applicable Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.3 Exculpatory Provisions. Neither the Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 11.2 under or in connection with the Transaction Documents (except for its, their or such Person’s own bad faith, gross negligence or willful misconduct), or (ii) responsible in any manner to the LC Bank or any of the Purchasers or other agents for any recitals, statements, representations or warranties made by any Seller Party or any Affiliate thereof contained in any Transaction Document or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, any Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of either of the Seller Parties to perform its respective obligations hereunder, or for the satisfaction of any condition specified in Article VI. The Agent shall not be under any obligation to the LC Bank or any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, any Transaction Document, or to inspect the properties, books or records of the Seller Parties. This Section 11.3 is intended solely to govern the relationship between the Agent on the one hand and the LC Bank and the Purchasers on the other.

Section 11.4 Reliance by the Agent, the LC Bank and the Purchasers.

(a) The Agent, the LC Bank and each Purchaser shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Seller Parties), independent accountants and other experts selected by the Agent, the LC Bank or such Purchaser. The Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the LC Bank and each Purchaser (except where another provision of this Agreement specifically authorizes the Agent to take action based on the instructions of the LC Bank and/or either Purchaser, as applicable).

(b) Any action taken by the Agent in accordance with Section 11.4(a) shall be binding upon the LC Bank and all Purchasers.

Section 11.5 Notice of Amortization Events. Neither the Agent nor the LC Bank nor any Purchaser shall be deemed to have knowledge or notice of the occurrence of any Amortization Event or Potential Amortization Event unless it has received notice from the Agent, the LC Bank or another Purchaser, as applicable, or a Seller Party referring to this Agreement, stating that an Amortization Event or Potential Amortization Event has occurred hereunder and describing such Amortization Event or Potential Amortization Event. In the event that the Agent, the LC Bank or any Purchaser receives such a notice, it shall promptly give notice thereof to the Agent, the LC Bank and the other Purchasers, as applicable. The Agent shall take such action with respect to such Amortization Event or Potential Amortization Event as shall be directed by the LC Bank or any Purchaser.

Section 11.6 Non-Reliance on the Agent, the LC Bank and Other Purchasers. The LC Bank and each of the Purchasers expressly acknowledges that neither the Agent, nor any of the Agent’s officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including, without limitation, any review of the affairs of the Seller Parties, shall be deemed to constitute any representation or warranty by the Agent. The LC Bank and each of the Purchasers also represents and warrants to the Agent, the LC Bank and the other Purchasers that it has, independently and without reliance upon any such Person (or any of their Affiliates) and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller Parties and made its own decision to enter into this Agreement. The LC Bank and each of the Purchasers also represents that it will, independently and without reliance upon the Agent, the LC Bank or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, prospects, financial and other condition and creditworthiness of the Seller Parties. Neither the Agent nor the LC Bank nor any Purchaser, nor any of their respective Affiliates, shall have any duty or responsibility to provide any party to this Agreement with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Seller Parties which may come into the possession of such Person or any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 11.7 Indemnification of Agent. The LC Bank and each Purchaser agrees to indemnify the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller Parties and without limiting the obligation of the Seller Parties to do so), ratably in accordance with their respective Percentages or Capital, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Agent or such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Agent in its capacity as Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or the execution, delivery or performance of this Agreement or any other document furnished in connection herewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the bad faith, gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction).

Section 11.8 Agent in its Individual Capacity. The Agent in its individual capacity and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Seller Parties and their Affiliates as though the Agent were not the Agent hereunder. With respect to its Receivable Interests or Letters of Credit, if any, purchased or issued pursuant to this Agreement, the Person acting as Agent shall have the same rights and powers under this Agreement as any LC Bank or Purchaser and may exercise the same as though it were not the Agent, and the terms “LC Bank”, “Purchaser” and “Purchasers”, if the Person acting as Agent also acts in such capacity, shall mean such Person in its individual capacity or in such capacity, as applicable, and not in such Person’s capacity as Agent.

Section 11.9 Successor Agent. The Agent, upon five (5) days’ notice to the Seller Parties, the LC Bank and the Purchasers, may voluntarily resign and may be removed at any time, with or without cause, by the LC Bank and the Purchasers. If the Agent shall voluntarily resign or be removed as Agent under this Agreement, then the LC Bank and the Purchasers during such five-day (5) period shall appoint, with the consent of Seller from among the remaining LC Bank and Purchasers, a successor Agent, whereupon such successor Agent shall succeed to the rights, powers and duties of the Agent and the term “Agent” shall mean such successor agent, effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. Upon resignation or replacement of any Agent in accordance with this Section 11.9, the retiring Agent shall execute or authorize the filing of such UCC-3 assignments and amendments, and assignments and amendments of the Transaction Documents, as may be necessary to give effect to its replacement by a successor Agent. After any retiring Agent’s resignation hereunder as Agent, the provisions of Article X and this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

Section 11.10 UCC Filings. The LC Bank and each of the Purchasers hereby expressly recognizes and agrees that the Agent may be designated as the secured party of record on the various UCC filings required to be made under this Agreement and the party entitled to amend, release and terminate the UCC filings under the Purchase Agreement and Purchase and Contribution Agreement in order to perfect their respective interests in the Receivables, Collections and Related Security, that such designation shall be for administrative convenience only in creating a record or nominee holder to take certain actions hereunder on behalf of the LC Bank and the Purchasers and that such listing will not affect in any way the status of the LC Bank and the Purchasers as the true parties in interest with respect to the Receivable Interests. In addition, such listing shall impose no duties on the Agent other than those expressly and specifically undertaken in accordance with this Article XI.

ARTICLE XII.

ASSIGNMENTS; PARTICIPATIONS

Section 12.1 Assignments.

(a) The Seller Parties, the Agent, the LC Bank and the Purchasers hereby agree and consent to the complete or partial assignment by any Conduit Purchaser of all or any portion of its rights under, interest in, title to and obligations under, this Agreement to any of its Liquidity Banks.

(b) Any Purchaser may at any time and from time to time, with the prior written consent of Agent and the LC Bank, assign to one or more Eligible Assignees (each, an “Assignee Purchaser”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit VII hereto (the “Assignment Agreement”) executed by such Assignee Purchaser and such selling Purchaser. So long as no Amortization Event shall have occurred and be continuing, the consent of the Seller (which consent shall not be unreasonably withheld or delayed) shall be required prior to the effectiveness of any such assignment other than to an existing Purchaser. Upon delivery of the executed Assignment Agreement to the Agent, such selling Purchaser shall be released from its obligations hereunder to the extent of such assignment. Thereafter the Assignee Purchaser shall for all purposes be a Purchaser party to this Agreement and shall have all the rights and obligations of a Purchaser under this Agreement to the same extent as if it were an original party hereto and thereto, and no further consent or action by Seller, the Purchasers or the Agent shall be required. Neither Seller nor the Collection Agent shall have the right to assign its rights or obligations under this Agreement. Purchasers may not assign all or any part of their rights or obligations under this Agreement other than as permitted by this Section 12.1.

(c) The LC Bank and any Purchaser may pledge or assign any of its rights (including, without limitation, rights to payment of Capital, Yield and Fees) under this Agreement to any Federal Reserve Bank without notice to or consent of any Seller Party, the Agent, the LC Bank or any other Purchaser; provided, that no such pledge or assignment shall release the LC Bank or such Purchaser, as the case may be, from any of its obligations under this Agreement or substitute such pledgee or assignee for such assignor as a party hereto.

(d) No Seller Party may assign any of its rights or obligations under this Agreement without the prior written consent of each of the Agent, the LC Bank and each Purchaser.

Section 12.2 Participations. Any Purchaser may, in the ordinary course of its business at any time sell to one or more Persons (each a “Participant”) participating interests in its Commitment and Receivable Interest. Notwithstanding any such sale by a Purchaser of a participating interest to a Participant, such Purchaser’s rights and obligations under this Agreement shall remain unchanged, such Purchaser shall remain solely responsible for the performance of its obligations hereunder, and each of the parties hereto shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement. Each Purchaser agrees that any agreement between such Purchaser and any such Participant in respect of such participating interest shall not restrict such Purchaser’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 14.1(b)(i).

ARTICLE XIII.

GRANT OF SECURITY INTEREST

Section 13.1 Grant of Security Interest. In addition to any ownership interest which the Agent may (on behalf of the LC Bank and the Purchasers) from time to time acquire pursuant hereto, Seller hereby grants to the Agent for the ratable benefit of the LC Bank and the Purchasers a valid and perfected security interest in all of Seller’s right, title and interest in, to and under all Receivables now existing or hereafter arising, the Collections, each Lock-Box, each Lock-Box Account, each LC Collateral Account, all Related Security, all other rights and payments relating to such Receivables, and all proceeds of any thereof prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids. The Agent, the LC Bank and the Purchasers shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

ARTICLE XIV.

MISCELLANEOUS

Section 14.1 Waivers and Amendments.

(a) No failure or delay on the part of the Agent, the LC Bank or any Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 14.1(b). This Agreement and the provisions hereof may only be amended, supplemented, modified or waived in a writing signed the Agent, the LC Bank, the Purchasers and the Seller.

Notwithstanding the foregoing, (i) without the consent of the Purchasers, but with the consent of Seller and the LC Bank, the Agent may amend this Agreement solely to add additional Persons as Purchasers hereunder, and (ii) the Agent, the LC Bank and the Purchasers may enter into amendments to modify any of the terms or provisions of Article XI or Article XII of this Agreement without the consent of Seller, provided that such amendment has no negative impact upon Seller. Any modification or waiver made in accordance with this Section 14.1 shall apply to each of LC Bank and the Purchasers equally and shall be binding upon Seller, the Purchasers, the LC Bank and the Agent.

Section 14.2 Notices. Except as provided in this Section 14.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (a) if given by telecopy, upon the receipt thereof, (b) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (c) if given by any other means, when received at the address specified in this Section 14.2. Seller hereby authorizes the Purchasers to effect purchases and Yield Rate selections based on telephonic notices made by any Person whom the Agent in good faith believes to be acting on behalf of Seller. Seller agrees to deliver promptly to the Agent a written confirmation of each telephonic notice signed by an authorized officer of Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Agent, the records of the Agent shall govern absent manifest error.

Section 14.3 Ratable Payments. If the LC Bank or any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such recipient (other than payments received pursuant to Section 10.3 or 10.4) in a greater proportion than that received by the LC Bank or any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such recipient agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the LC Bank and the other Purchasers so that after such purchase the LC Bank and each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 14.4 Protection of Receivable Interests.

(a) Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Agent may request, to perfect, protect or more fully evidence the Receivable Interests, or to enable the Agent, the LC Bank or the Purchasers to exercise and enforce their rights and remedies hereunder. At any time after the occurrence of an Amortization Event, the Agent may, or the Agent may direct Seller or the Collection Agent to, notify the Obligors of Receivables, at Seller’s expense, of the ownership or security interests of Agent, the LC Bank and the Purchasers under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Agent or its designee. Seller or the Collection Agent (as applicable) shall, at any Purchaser’s request, withhold the identity of such Purchaser in any such notification.

(b) If any Seller Party fails to perform any of its obligations hereunder, the Agent, the LC Bank or any Purchaser may (but shall not be required to) perform, or cause performance of, such obligations, and the Agent’s, the LC Bank’s or such Purchaser’s costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 10.4. Each Seller Party irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent, and appoints the Agent as its attorney-in-fact, to act on behalf of such Seller Party (i) to execute on behalf of Seller as debtor and to file financing statements necessary or desirable in the Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchasers in the Receivables, including, financing statements describing as the collateral covered thereby “all of debtor’s personal property or assets” or words to that effect, not withstanding that such wording may be broader in scope than the Receivables described in this Agreement and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchasers in the Receivables. This appointment is coupled with an interest and is irrevocable.

Section 14.5 Confidentiality.

(a) Each of the parties hereto shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Fee Letter and the other confidential or proprietary information with respect to the Originators, the Agent, the LC Bank, the Purchasers and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such party and its directors, officers and employees may disclose such information (i) to such party’s external accountants, attorneys, investors, potential investors and credit enhancers and the agents or advisors of such Persons and (ii) as required by any applicable law or regulation or by any court, regulatory body or agency having jurisdiction over such party (including, without limitation, the filing of this Agreement with the SEC as an exhibit to an annual or quarterly report under the Securities Exchange Act of 1934); and provided, further, that such party shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such party.

(b) Anything herein to the contrary notwithstanding, each Originator hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Agent, the LC Bank and each of the Purchasers, (ii) to any prospective or actual assignee or participant of the Agent, the LC Bank or any of the Purchasers, and (iii) to any rating agency, and to any officers, directors, employees, outside accountants, advisors and attorneys of any of the foregoing, provided each such Person is advised of the confidential nature of such information and, in the case of a Person described in clause (ii) above, agrees to be bound by the provisions of this Section 14.5. In addition, the Agent, the LC Bank and the Purchasers may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law) although each of them shall use commercially reasonable efforts to ensure, to the extent permitted given the circumstances, that any such information which is so disclosed is kept confidential.

Section 14.6 Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Agent, the LC Bank or any Purchaser, no claim may be made by any Seller Party or any other Person against the Agent, the LC Bank or any Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of Contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Seller Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 14.7 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO) EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE AGENT’S, THE LC BANK’S OR PURCHASERS’ OWNERSHIP OF OR SECURITY INTEREST IN THE RECEIVABLES AND RELATED SECURITY OR REMEDIES HEREUNDER IN RESPECT THEREOF ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 14.8 CONSENT TO JURISDICTION. EACH SELLER PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, THE LC BANK OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST THE AGENT, THE LC BANK OR ANY PURCHASER OR ANY AFFILIATE OF THE AGENT, THE LC BANK OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, NEW YORK.

Section 14.9 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 14.10 Integration; Binding Effect; Survival of Terms.

(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Section 1.13, Article X, and Sections 14.6 through and including 14.9 shall be continuing and shall survive any termination of this Agreement.

Section 14.11 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 14.12 PATRIOT Act. Each Affected Person that is subject to the requirements of the Act hereby notifies Seller and Collection Agent that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Seller, the Originators and their respective Subsidiaries, which information includes the name and address of Seller, the Originators their respective Subsidiaries and other information that will allow such Purchasers to identify such parties in accordance with the Act.

Section 14.13 No Petition. Each of the parties hereto hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness (including Notes) of any Conduit Purchaser, it will not institute against, or join any other Person in instituting against, such Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States, any state of the United States or any other jurisdiction (foreign or domestic). This Section 14.13 shall survive termination of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

FERRO FINANCE CORPORATION, as Seller

By: /s/ Robert A. Gage
Name: Robert A. Gage
Title: Assistant Treasurer

Address:

1789 Transelco Drive Suite A
Penn Yan, NY 14527
Attention: Assistant Treasurer
Fax: (315) 536-3826

FERRO CORPORATION, as Collection Agent

By: /s/ John T. Bingle
Name: John T. Bingle
Title: Treasurer

Address:

1000 Lakeside Avenue
Cleveland, Ohio 44114
Attention: Treasurer
Facsimile No.: (216) 875-7237

MARKET STREET FUNDING LLC, as a Purchaser

By: /s/ Doris J. Hearn
Name: Doris J. Hearn
Title: Vice President

Address:	Market Street Funding LLC c/o AMACAR Group, LLC

6525 Morrison Boulevard, Suite 318

Attention: Telephone: Facsimile:	Charlotte, NC 28211 Doris Hearn 704-365-0569 704-365-1362

With a copy to the Agent

PNC BANK, NATIONAL ASSOCIATION, as LC Bank

By: /s/ Scott D. Beran
Name: Scott D. Beran
Title: Vice President

Address: PNC Bank, National Association

1900 East 9th Street, Locator B7-YB13-34-3

Attention: Telephone: Facsimile:	Cleveland, OH 44114 Christian S. Brown 216-222-8120 216-222-9396

PNC BANK, NATIONAL ASSOCIATION, as Agent

By: /s/ William P. Falcon
Name: William P. Falcon
Title: Vice President

Address: Attention: Telephone:	PNC Bank, National Association Three PNC Plaza 225 Fifth Avenue Pittsburgh, PA 15222 William Falcon 412-762-5442

Facsimile: 412-762-9184EXHIBIT I

DEFINITIONS

Capitalized terms used and not otherwise defined herein, are used with the meanings attributed thereto in the Purchase Agreement or the Purchase and Contribution Agreement, as applicable.

In addition, as used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Act” has the meaning specified in Section 5.1(g).

“Adjusted Aggregate Exposure” means, at any time, an amount equal to the sum of (i) the Aggregate Capital, plus (ii) the Adjusted Undrawn LC Amount at such time.

“Adjusted Dilution Ratio” means, at any time, the rolling average of the Dilution Ratio for the 12 Calculation Periods then most recently ended.

“Adjusted Eligible Receivables” means as of any date of determination, the sum of (a) Total Eligible Receivables plus (b) the Receivables owing by an Obligor (i) which if a natural person, is not a resident of an Approved Country or, if a corporation or other business organization, is not organized under the laws of an Approved Country or any political subdivision of an Approved Country or does not have its chief executive office in an Approved Country but (ii) would meet each of the requirements for being an Eligible Receivable other than the requirement contained in clause (a) of the definition of Eligible Receivable.

“Adjusted Undrawn LC Amount” means, at any time, the excess, if any, of the Undrawn LC Amount over the amount of cash collateral held in the LC Collateral Account at such time.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“Affected Person” means the Agent, the LC Bank, each Purchaser, each Liquidity Bank, each other Program Support Provider and their respective Affiliates.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by Contract or otherwise.

“Agent” has the meaning set forth in the preamble to this Agreement.

“Aggregate Capital” means, on any date of determination, the aggregate amount of Capital of all Receivable Interests of all Purchasers outstanding on such date.

“Aggregate Exposure” means, at any time, an amount equal to the sum of (i) the Aggregate Capital, plus (ii) the Undrawn LC Amount at such time.

“Aggregate Reduction” has the meaning specified in Section 1.3.

“Aggregate Unpaids” means, at any time, the Aggregate Capital and the Obligations.

“Agreement” means this Amended and Restated Receivables Purchase Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Alternate Rate” means for any Calculation Period for any Capital (or portion thereof), means an interest rate per annum equal to:

(a) the Euro-Rate for such Calculation Period, unless the Base Rate then applies to such Purchaser or Capital pursuant to Section 4.4, or

(b) if the Euro-Rate will not apply to such Purchaser or Capital pursuant to Section 4.4, the daily average Base Rate for such Calculation Period.

Notwithstanding the foregoing, the “Alternate Rate” for any Capital on any day on and after the occurrence of an Amortization Event shall be an interest rate equal to 2.00% per annum above the otherwise applicable Alternate Rate determined as set forth above.

“Amortization Date” means the earliest to occur of (a) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 9.1(g), (b) the Business Day specified in a written notice from the Agent, the LC Bank or any Purchaser following the occurrence and during continuation of any other Amortization Event, and (c) the date which is five (5) Business Days after the Agent’s receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement.

“Amortization Event” has the meaning specified in Section 9.1.

“Approved Country” means the United States, Germany, England or Canada.

“Assignee Purchaser” has the meaning set forth in Section 12.1.

“Assignment Agreement” has the meaning set forth in Section 12.1.

“Authorized Officer” means, with respect to any Person, its chief executive officer, president, corporate controller, treasurer, assistant treasurer, chief financial officer or secretary.

“Base Rate” means, for any day, the interest rate per annum on such day equal to, at the option of the Agent (in its sole discretion), either:

(a) the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “reference rate”. Such “reference rate” is set by the Agent based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, or

(b) 0.50% per annum above the latest Federal Funds Rate.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York or Pittsburg, Pennsylvania, and, if the applicable Business Day relates to any computation or payment to be made with respect to the Euro-Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

“Calculation Period” means a calendar month.

“Capital” of any Receivable Interest means, at any time, (A) the Purchase Price of such Receivable Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the Agent or the applicable Purchaser which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason. For the avoidance of doubt, “Capital” shall include any unreimbursed draws under Letters of Credit deemed to be Capital funded by the LC Bank pursuant to Section 1.9 as reduced from time to time pursuant to clause (B) above.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or hereafter issued.

“Capital Settlement Date” means the Business Day on which any Daily Report or Monthly Report revealing an Investment Excess is delivered.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Transaction Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Change of Control” means:

(a) any person or group (within the meaning of Sections 13(d) and 14(d) under the Exchange Act), shall become the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of, or enter into contracts or arrangements whereby they will acquire or control, directly or indirectly, Capital Securities or Voting Securities representing 25% or more of the Capital Securities or Voting Securities of Ferro on a fully diluted basis;

(b) during any period of up to 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of Ferro (together with any new directors whose election to such Board or whose nomination for election by the stockholders of Ferro was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Ferro then in office; or

(c) the shareholders of Ferro approve a plan of complete liquidation of Ferro or an agreement or agreements for the sale or disposition by Ferro of all or substantially all of Ferro’s assets; or

(d) Ferro Pfanstiehl Laboratories, Inc. or the Seller ceases to be a wholly owned Subsidiary of Ferro.

“Charged-Off Receivable” means a Receivable: (a) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 9.1(g) (as if references to Seller Party therein refer to such Obligor); (b) as to which the Obligor thereof, if a natural person, is deceased, (c) which, consistent with the Credit and Collection Policy, would be written off Seller’s books as uncollectible, or (d) which has been identified by Seller as uncollectible.

“Collection Agent” means at any time the Person (which may be the Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

“Commitment” means, with respect to any the LC Bank or any Purchaser, as applicable, the maximum aggregate amount of Capital which such Person is obligated to fund hereunder on account of all Incremental Purchases and all drawings under all Letters of Credit, on a combined basis at any time, as set forth on Schedule A to this Agreement, as such amount may be modified in accordance with the terms hereof. As the context so requires, “Commitment” with respect to the LC Bank or any Purchaser, as applicable, shall also be deemed to include such Person’s obligation hereunder to make Incremental Purchases or, in the case of the LC Bank, to issue, and fund drawings under, Letters of Credit, as applicable, on the terms and subject to the conditions set forth herein.

“Concentration Limit” means, at any time:

(a) in relation to all Eligible Foreign Receivables, 15% of Adjusted Eligible Receivables;

(b) in relation to all Eligible Receivables which by their terms are due and payable more than sixty (60) but less than ninety-one (91) days from the original billing date therefor, 15% of Adjusted Eligible Receivables; and

(c) in relation to the aggregate outstanding principal balance of Receivables owed by any single Obligor and its Affiliates (if any), the applicable concentration limit shall be determined as follows for Obligors who have short term unsecured debt ratings currently assigned to them by S&P and Moody’s (or in the absence thereof, the equivalent long term unsecured senior debt ratings), the applicable concentration limit shall be determined according to the following table:

S&P Rating	Moody’s Rating	Allowable % of Adjusted Eligible Receivables

A-1+	P-1	10.00%

A-1	P-1	10.00%

A-2	P-2	8.00%

A-3	P-3	6.00%

Below A-3 or Not Rated by either S&P or Moody’s	Below P-3 or Not Rated by either S&P or Moody’s	3.00%

; provided, however, that (i) if any Obligor has a split rating, the applicable rating will be the lower of the two, (ii) if any Obligor is not rated by either S&P or Moody’s, the applicable Concentration Limit shall be the one set forth in the last line of the table above, and (iii) subject to the Agent’s sole discretion and/or an increase in the Required Reserve Factor Floor, upon Seller’s request from time to time, the Agent may agree to a higher percentage of Adjusted Eligible Receivables for a particular Obligor and its Affiliates (each such higher percentage, a “Special Concentration Limit”), it being understood that any Special Concentration Limit may be cancelled by the Agent upon not less than five (5) Business Days’ written notice to Seller.

“Conduit Purchaser” means a Purchaser that is a commercial paper conduit. For the avoidance of doubt, Market Street is a Conduit Purchaser.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby. For the avoidance of doubt, “Contingent Liability” shall not include “take-or-pay” obligations for less than twelve months for inventory acquired in the ordinary course of business; provided that such twelve-month limitation shall not apply to “take-or-pay” obligations with respect to natural gas acquired in the ordinary course of business.

“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with Ferro, are treated as a single employer under Section 414(b) or 414(c) of the Internal Revenue Code or Section 4001 of ERISA.

“CP Rate” means, for any Purchaser and for any Calculation Period for any Capital the per annum rate equivalent to the weighted average cost (as determined by such Purchaser or its agent and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Notes of such Purchaser maturing on dates other than those on which corresponding funds are received by such Purchaser, other borrowings by such Purchaser (other than under any Program Support Agreement) and any other costs associated with the issuance of Notes) of or related to the issuance of Notes that are allocated, in whole or in part, by such Purchaser to fund or maintain such Capital (and which may be also allocated in part to the funding of other assets of such Purchaser); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Capital for such Calculation Period, the applicable Purchaser or its agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided, further, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, the Seller agrees that any amounts payable to any Purchaser in respect of Yield for any Calculation Period with respect to any Capital funded by such Purchaser at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Notes issued to fund or maintain such Capital that corresponds to the portion of the proceeds of such Notes that was used to pay the interest component of maturing Notes issued to fund or maintain such Capital, to the extent that such Purchaser had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Notes (for purposes of the foregoing, the “interest component” of Notes equals the excess of the face amount thereof over the net proceeds received by such Purchaser from the issuance of Notes, except that if such Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Notes through maturity). Notwithstanding the foregoing, he “CP Rate” for any Purchaser for any day on and after the occurrence of an Amortization Event shall be an interest rate equal to 2.00% per annum above the otherwise applicable CP Rate determined as set forth above.

“Credit and Collection Policy” means the Originators’ credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit VIII hereto, as modified from time to time in accordance with this Agreement.

“Cut-Off Date” means the last day of a Calculation Period.

“Daily Report” means a report in substantially the form of Exhibit X hereto (appropriately completed), furnished by the Collection Agent to the Agent and the Purchasers pursuant to Section 8.5(a).

“Days Sales Outstanding” means, as of any day, an amount equal to the product of (a) 91, multiplied by (b) the amount obtained by dividing (i) the aggregate Outstanding Balance of all Receivables as of the most recent Cut-Off Date, by (ii) the aggregate amount of Receivables created during the three (3) Calculation Periods including and immediately preceding such Cut-Off Date.

“Deemed Collections” means the aggregate of all amounts Seller shall have been deemed to have received as a Collection of a Receivable due to a Dilution. Seller shall be deemed to have received a Collection in full of a Receivable if at any time any of the representations or warranties in Article V are no longer true with respect to any Receivable. If the Outstanding Balance of any Receivable is either (a) reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by Seller (other than cash Collections on account of the Receivables) or (b) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), Seller shall be deemed to have received a Collection of such Receivable to the extent of such reduction or cancellation.

“Default Horizon Ratio” means, as of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing (i) the aggregate sales generated by the Originators during the last four (4) months to Obligors in Approved Countries ending on such Cut-Off Date, by (ii) the Net Pool Balance as of such Cut-off Date.

“Default Ratio” means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (a) the total amount of Receivables, which became Defaulted Receivables during the month that includes such Cut-Off Date (other than Receivables that became Defaulted Receivables as a result of an event of bankruptcy with respect to the Obligor thereof during such month), by (b) the aggregate sales generated by the Originators during the month occurring four (4) months prior to the month ending on such Cut-Off Date.

“Defaulted Receivable” means a Receivable: (a) as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment; or (b) without duplication (i) as to which an Insolvency Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto, or (ii) that has been written off the Seller’s books as uncollectible.

“Deferred Purchase Price” has the meaning attributed thereto in the Purchase Agreement and the Purchase and Contribution Agreement.

“Delinquency Ratio” means, at any time, a percentage equal to (a) the aggregate outstanding principal balance of all Receivables that were Delinquent Receivables at such time divided by (b) the aggregate outstanding principal balance of all Receivables at such time.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for sixty-one to ninety (61-90) days from the original due date for such payment.

“Dilution” means the amount of any reduction or cancellation of the outstanding principal balance of a Receivable due to (a) any defective or rejected goods or services, any cash discount or any other adjustment by any Originator or any Affiliate thereof (other than as a result of any Collections), or as a result of any governmental or regulatory action, (b) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), (c) any rebate or refund, (d) any misstatement of the amount thereof, or (e) any misrepresentation.

“Dilution Horizon Ratio” means, as of any Cut-off Date, a ratio (expressed as a decimal), computed by dividing (a) the aggregate sales generated by the Originators during the two (2) months to Obligors in Approved Countries ending on such Cut-Off Date, by (b) the Net Pool Balance as of such Cut-Off Date.

“Dilution Ratio” means, as of any Cut-Off Date, a ratio (expressed as a percentage), computed by dividing (a) the total amount of decreases in outstanding principal balances due to Dilution during the month ending on such Cut-Off Date, by (b) the aggregate sales generated by the Originators during the month ending two months prior to such Cut-Off Date.

“Dilution Reserve” means, for any month, the product (expressed as a percentage) of: (a) the sum of (i) 2.0 times the Adjusted Dilution Ratio as of the immediately preceding Cut-Off Date, plus (ii) the Dilution Volatility Component as of the immediately preceding Cut-Off Date, times (b) the Dilution Horizon Ratio as of the immediately preceding Cut-Off Date.

“Dilution Volatility Component” means the product (expressed as a percentage) of (i) the difference between (a) the highest monthly rolling average Dilution Ratio over the past 12 months and (b) the Adjusted Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the amount calculated in (i)(a) of this definition and the denominator of which is equal to the amount calculated in (i)(b) of this definition.

“Discount” has the meaning attributed thereto in the Purchase and Contribution Agreement.

“Drawing Date” has the meaning set forth in Section 1.9(a).

“Eligible Assignee” means any bank or other financial institution having a combined capital and surplus of at least $500,000,000.

“Eligible Domestic Receivable” means an Eligible Receivable, the Obligor of which (a) if a natural person, is a resident of the United States or, (b) if a corporation or other business organization, is organized under the laws of the United States or any political subdivision of the United States or has its chief executive office in the United States.

“Eligible Foreign Receivable” means an Eligible Receivable, the Obligor of which (a) if a natural person, is a resident of an Approved Country other than the United States or, (b) if a corporation or other business organization, is organized under the laws of an Approved Country other than the United States or any political subdivision of an Approved Country other than the United States or has its chief executive office in such an Approved Country.

“Eligible Receivable” means a Receivable:

(a) the Obligor of which (i) if a natural person, is a resident of an Approved Country or, if a corporation or other business organization, is organized under the laws of an Approved Country or any political subdivision of an Approved Country or has its chief executive office in an Approved Country; (ii) is not an affiliate of any of the parties hereto; or (iii) is not a government or a governmental subdivision or agency (unless the Assignment of Claims Act of 1940, as amended, has been complied with),

(b) which is not a Defaulted Receivable or owing from an Obligor as to which more than 50% of the aggregate Outstanding Balance of all Receivables owing from such Obligor are Defaulted Receivables,

(c) which by its terms is due and payable within ninety (90) days of the original billing date therefor,

(d) which is an “account” or a “payment intangible” as defined in section 9-102 of the UCC of all applicable jurisdictions,

(e) which is denominated and payable only in United States dollars in the United States,

(f) which arises under a Contract, invoice or other written contractual obligation which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms,

(g) which arises under a Contract, invoice or other written contractual obligation that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator,

(h) which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,

(i) which satisfies in all material respects all applicable requirements of the Credit and Collection Policy,

(j) which was generated in the ordinary course of the applicable Originator’s business,

(k) which arises solely from the sale of goods or the provision of services to the related Obligor by the applicable Originator, and not by any other Person that is not an Originator (in whole or in part),

(l) as to which the Agent has not notified Seller that the Agent has determined, acting reasonably, that such Receivable or class of Receivables is not acceptable as an Eligible Receivable, including, without limitation, because such Receivable arises under a Contract that is not acceptable to the Agent, acting reasonably,

(m) which is not subject to (i) any right of rescission or set-off, or (ii) any currently asserted counterclaim or other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against any Originator or any other Adverse Claim, and the Obligor thereon holds no right as against any Originator to cause any Originator to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract); provided, however, that if such dispute, offset, counterclaim or defense affects only a portion of the Outstanding Balance of such Receivable, then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such Outstanding Balance which is not so affected, and provided, further, that Receivables of any Obligor which has any accounts payable by the applicable Originator (thus giving rise to a potential offset against such Receivables) may be treated as Eligible Receivables to the extent that the Obligor of such Receivables has agreed pursuant to a written agreement in form and substance satisfactory to the Agent, that such Receivables shall not be subject to such offset, and provided further that (i) Receivables which are or may be subject to a right of set-off as a result of an Originator’s possession or receipt of precious metal deposits from the related Obligor shall not, solely because of such right of set-off, be excluded as Eligible Receivables, but that (ii) the Agent may at any time and in its commercially reasonable discretion exclude such Receivables described in clause (i) of this proviso as Eligible Receivables,

(n) as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor,

(o) as to which all right, title and interest to and in which has been validly transferred by the applicable Originator directly or indirectly to Seller pursuant to one or both of the Purchase Agreement, and Seller has good and marketable title thereto free and clear of any adverse claim, and

(p) payable into a Lock-Box or Lock-Box Account that is the subject to a Lock-Box Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections thereto.

“Euro-Rate” means with respect to any Calculation Period the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the rate per annum for deposits in U.S. dollars as reported by Bloomberg Finance L.P. and shown on US0001M Screen as the composite offered rate for London interbank deposits for such period (or on any successor or substitute page of such service, or any successor or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at or about 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the first day of such Calculation Period for an amount comparable to the amount of Capital to be funded at the Alternate Rate and based upon the Euro-Rate during such Calculation Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

Euro-Rate = Average of London interbank offered rates quoted by BBA as shown on Dow Jones Markets Service display page 3750 or appropriate successor

1.00 — Euro-Rate Reserve Percentage

where “Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Euro-Rate shall be adjusted with respect to any Capital funded at the Alternate Rate and based upon the Euro-Rate that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date.

“Event of Termination” has the meaning specified in the Purchase Agreement and the Purchase and Contribution Agreement.

“Existing Agreements” means, collectively, (i) that certain Amended and Restated Purchase and Contribution Agreement (as amended, restated, supplemented or otherwise modified from time to time), dated as of April 1, 2008, between Ferro, as seller and the Seller, as purchaser, and (ii) that certain Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time), dated as of April 1, 2008, between the Originators, as sellers, and Ferro, as purchaser.

“Exposure” means, at any time, (i) with respect to any Purchaser that is not also the LC Bank, such Purchaser’s outstanding Capital at such time, and (ii) with respect to the LC Bank, the sum of the LC Bank’s outstanding Capital plus the Undrawn LC Amount at such time.

“Facility Account” means Seller’s Account No. 657205449 at PNC Bank, National Association, 1900 East Ninth St., Cleveland, Ohio 44114, ABA #041000124.

“Facility Termination Date” means the earlier of (i) May 29, 2012, and (ii) the Amortization Date.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.

“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H. 15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrator of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” means that certain Fee Letter dated as of May 31, 2011 by and among Seller, the Agent, the LC Bank and the Purchasers, as the same may be amended, restated or otherwise modified from time to time.

“Fees” means, collectively, any fees payable pursuant to the Fee Letter.

“Ferro” has the meaning set forth in the preamble to this Agreement.

“Ferro Holiday” means any weekday on which Ferro will be closed for business during any calendar year.

“Final Payout Date” means the date on or after the Facility Termination Date on which (i) the Purchase Limit and all Commitments have been reduced to zero ($0), (ii) the Aggregate Exposure has been reduced to zero ($0), (iii) all accrued Yield and Fees have been paid in full, and (iv) all the other Aggregate Unpaids and other amounts owing by the Seller Parties to the Affected Persons hereunder and under the other Transaction Documents have been paid in full.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2011 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.

“GAAP” means those U.S. generally accepted accounting principles applied in the preparation of the audited consolidated financial statements of Ferro delivered pursuant to Section 7.1(a) in effect in the United States of America from time to time.

“Governmental Acts” has the meaning set forth in Section 1.13.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing) and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of Ferro:

(a) which is of a “going concern” or similar nature;

(b) which relates to the limited scope of examination of matters relevant to such financial statement;

(c) which relates to the treatment or classification of any item in such financial statement and which, if adjusted in the manner deemed appropriate by Ferro’s independent public accountants, would have the effect of causing Ferro to be in an Amortization Event.

“Incipient Event of Termination” has the meaning specified in the Purchase Agreement and the Purchase and Contribution Agreement.

“Incremental Purchase” means a purchase of a Receivable Interest which increases the total outstanding Aggregate Capital hereunder.

“Indebtedness” of any Person means:

(a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c) all Capitalized Lease Liabilities of such Person;

(d) all other items which, in accordance with GAAP, would be included as liabilities on the balance sheet of such Person as of the date at which Indebtedness is to be determined;

(e) net Hedging Obligations of such Person;

(f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than ninety (90) days or, if overdue for more than ninety (90) days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(g) obligations arising under Synthetic Leases;

(h) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts and other than in connection with this Agreement;

(i) all obligations (other than intercompany obligations) of such Person herein;

(j) the stated value, or liquidation value if higher, of all Redeemable Stock of such Person; and

(k) all Contingent Liabilities of such Person in respect of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Neither trade payables nor other similar accrued expenses, in each case arising in the ordinary course of business, nor obligations in respect of insurance policies or performance or surety bonds which themselves are not guarantees of Indebtedness (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same), shall constitute Indebtedness. For the avoidance of doubt, on any date, the entire outstanding principal amount of Ferro’s 6.50% Convertible Senior Notes due 2013 on such date shall constitute Indebtedness of Ferro with respect to such date, notwithstanding the treatment thereof in accordance with GAAP.

“Independent Director” means a member of the Board of Directors of Seller (a) who is not at such time, and has not been at any time during the preceding five (5) years, (i) a director, officer, employee or affiliate of any Seller Party, any Originator, or any of their respective Subsidiaries or Affiliates, or (ii) the beneficial owner (at the time of such individual’s appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding common shares of any Seller Party, any Originator, or any of their respective Subsidiaries or Affiliates, having general voting rights, and (b) who is an officer of a firm nationally recognized for providing professional independent directors for special purpose entities and structured financings.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors of a Person, composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Federal Bankruptcy Code.

“Investment Availability” means, on any Business Day, the positive amount (if any) equal to the lesser of:

(a) the amount (if any) by which the Purchase Limit exceeds the Aggregate Exposure; and

(b) the amount (if any) by which (i) the excess (if any) of the Net Pool Balance over the Required Reserves, exceeds (ii) the Adjusted Aggregate Exposure.

“Investment Excess” means, on any Business Day, the positive amount (if any) equal to the greater of:

(a) the amount (if any) by which the Aggregate Exposure exceeds the Purchase Limit; and

(b) the amount (if any) by which (i) the Adjusted Aggregate Exposure exceeds (ii) the excess (if any) of the Net Pool Balance over the Required Reserve.

“LC Bank” has the meaning set forth in the preamble.

“LC Collateral Account” means the account designated as the LC Collateral Account established and maintained by the Agent (for the benefit of the LC Bank), or such other account as may be so designated as such by the Agent and the LC Bank, which may be an account maintained directly by the LC Bank for its own benefit.

“Letter of Credit” has the meaning set forth in Section 1.6.

“Letter of Credit Application” has the meaning set forth in Section 1.7(a).

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever.

“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Bank agrees to make purchases or advances to, or purchase assets from, any Conduit Purchaser in order to provide liquidity for such Conduit Purchaser’s Capital or Commitment hereunder.

“Liquidity Bank” means each bank or other financial institution that provides liquidity support to any Conduit Purchaser pursuant to the terms of a Liquidity Agreement.

“Lock-Box” means each locked postal box with respect to which a bank who has executed a Lock-Box Agreement has been granted exclusive access for the purpose of receiving and processing payments made on the Receivables and which is listed on Exhibit IV.

“Lock-Box Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Exhibit IV.

“Lock-Box Agreement” means an agreement among Seller, the Agent and a Lock-Box Bank perfecting the Agent’s security interest in one or more Lock-Box Accounts.

“Lock-Box Bank” means, at any time, any of the banks holding one or more Lock-Box Accounts.

“Loss Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) 2.0, times (b) the highest three-month rolling average Default Ratio during the 12 Calculation Periods ending on the immediately preceding Cut-Off Date, times (c) the Default Horizon Ratio as of the immediately preceding Cut-Off Date.

“Market Street” has the meaning set forth in the preamble.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of Seller or Ferro and any of its Subsidiaries, taken as a whole, (ii) the ability of Seller to perform its obligations under this Agreement or (at any time Ferro is acting as Collection Agent), the ability of the Collection Agent to perform its obligations under this Agreement, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) the Agent’s, the LC Bank’s or any Purchaser’s interest in any material portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of any material portion of the Receivables.

“Material Indebtedness” means (a) any Indebtedness incurred under the Senior Credit Agreement and (b) any other Indebtedness in excess of $25,000,000 in aggregate principal amount.

“Material Subsidiary” means any Originator which is a Subsidiary of Ferro and any other Subsidiary of Ferro that qualifies as a “Significant Subsidiary”, as that term is defined in Regulation S-X promulgated under the Securities Act of 1933.

“Monthly Report” means a report in substantially the form of Exhibit IX hereto (appropriately completed), furnished by the Collection Agent to the Agent, the LC Bank and the Purchasers pursuant to Section 8.5.

“Monthly Reporting Date” means the day that is three (3) Business Days prior to each Monthly Payment Date.

“Monthly Payment Date” means the twentieth (20th) day of each calendar month or, if such day is not a Business Day, the following Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Net Pool Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time reduced by the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each category described in clauses (a), (b) and (c) of the definition of “Concentration Limit” exceeds the Concentration Limit or Special Concentration Limit for such category.

“Notes” means short-term promissory notes (including commercial paper notes) issued, or to be issued, by any Conduit Purchaser to fund its investments in accounts receivable or other financial assets.

“Obligations” means the Fees, Yield, Collection Agent Indemnified Amounts, Indemnified Amounts, reimbursable costs and expenses and all other amounts owing by the Seller Parties to the Agent, the LC Bank, the Purchasers and the other Affected Persons at such time pursuant to any of the Transaction Documents, whether due or accrued.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Order” has the meaning set forth in Section 1.14.

“Organic Document” means, relative to any Person, its certificate of incorporation, its by-laws, its partnership agreement, its memorandum and articles of association, its limited liability company agreement and/or operating agreement, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Capital Securities.

“Original Agreement” has the meaning set forth in the preliminary statements.

“Originator” means each of Ferro Pfanstiehl Laboratories, Inc., a Delaware corporation, and Ferro Corporation, an Ohio corporation.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Participant” has the meaning set forth in Section 12.2.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which Ferro or any corporation, trade or business that is, along with Ferro, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Percentage” means, as to any Purchaser, the ratio (expressed as a percentage) of its Commitment to the aggregate of all Purchasers’ Commitments.

“Permitted Ferro Holiday” means, in any calendar year, any Ferro Holiday that is either (a) a U.S. federal holiday, or (b) another date specified on Schedule C hereto (or any list of Ferro Holidays delivered to the Agent pursuant to Section 7.1(a)(viii)); provided that if the aggregate number of days covered by the preceding clause (b) exceeds five (5) in any calendar year, only the first five (5) such days shall constitute “Permitted Ferro Holidays”.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“PNC” has the meaning set forth in the preamble.

“Potential Amortization Event” means an event which, with the passage of any applicable cure period or the giving of notice, or both, would constitute an Amortization Event.  For the avoidance of doubt but without limiting the generality of the foregoing, the occurrence of any event or condition under any agreement or instrument relating to any  Material Indebtedness of any Originator which continues after any applicable grace period or notice, if any, specified in such agreement or instrument, which permits the holder thereof to accelerate, the maturity of such Material Indebtedness or require such Material Indebtedness to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or require any Obligor to offer to repay, redeem, purchase or defease such Material Indebtedness, in each case prior to the stated maturity thereof shall constitute a Potential Amortization Event hereunder; provided, that any such event or condition as to which any applicable grace period or notice requirement applies which does not remain continuing beyond such applicable grace period or notice requirement shall not constitute a Potential Amortization Event.

“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser, (b) the issuance of one or more surety bonds for which any Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by any Conduit Purchaser to any Program Support Provider of any Receivable Interest (or portion thereof) and/or (d) the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s securitization program contemplated hereby, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes, with respect to any Conduit Purchaser, any Liquidity Bank and any other Person (other than any customer of such Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser pursuant to any Program Support Agreement.

“Purchase Agreement” means that certain Purchase Agreement, dated as of June 2, 2009, between Ferro Pfanstiehl Laboratories, Inc., a Delaware corporation, as seller, and Ferro, as purchaser, as the same may be amended, restated or otherwise modified from time to time.

“Purchase and Contribution Agreement” means that certain Purchase and Contribution Agreement, dated as of June 2, 2009, by and between Ferro, as seller, and Ferro Finance Corporation, as purchaser, purchaser, as the same may be amended, restated or otherwise modified from time to time.

“Purchase Limit” means $50,000,000, as such amount may be reduced from time to time pursuant to Section 1.1(c).

“Purchase Notice” has the meaning set forth in Section 1.2.

“Purchase Price” means, with respect to any Incremental Purchase of a Receivable Interest, the amount paid to Seller for such Receivable Interest which shall not exceed the least of (i) the amount requested by Seller in the applicable Purchase Notice, (ii) the unused portion of the Purchase on the applicable purchase date and (iii) the excess, if any, of (A) the Net Pool Balance (less the Required Reserve) on the applicable purchase date over (B) the Adjusted Aggregate Exposure determined as of the date of the most recently delivered Monthly Report, Daily Report or Interim Report, taking into account such proposed Incremental Purchase.

“Purchasers” has the meaning set forth in the preamble to this Agreement.

“Receivable” means the indebtedness and other obligations owed (at the time it arises, and before giving effect to any transfer or conveyance contemplated under the Transaction Documents) to an Originator, whether constituting an account, chattel paper, an instrument or a general intangible, arising from the sale of goods or provision of services by such Originator and includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction.

“Receivable Interest” means, at any time, an undivided percentage interest (computed as set forth below) associated with a designated Capital, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. The aggregate of all Receivable Interests on any day shall equal:

AAE
NPB – RR

where:
AAE NPB RR	= the Adjusted Aggregate Exposure. = the Net Pool Balance. = the Required Reserve.

The aggregate Receivable Interest shall be initially computed on the date of the Agreement. Thereafter, until the Facility Termination Date, the aggregate Receivable Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Facility Termination Date. The variable percentage represented by the aggregate Receivable Interest as computed (or deemed recomputed) as of the close of the Business Day immediately preceding the Facility Termination Date shall remain constant at all times thereafter.

“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

“Redeemable Stock” means with respect to any Person any Capital Securities of such Person that (a) is by its terms subject to mandatory redemption, in whole or in part, pursuant to a sinking fund, scheduled redemption or similar provisions, at any time prior to the Facility Termination Date; or (b) otherwise is required to be repurchased or retired on a scheduled date or dates, upon the occurrence of any event or circumstance, at the option of the holder or holders thereof, or otherwise, at any time prior to the Facility Termination Date, other than any such repurchase or retirement occasioned by a “change of control” or similar event; provided that Redeemable Stock shall not include the Series A ESOP Convertible Preferred Stock of Ferro.

“Reduction Notice” has the meaning set forth in Section 1.3.

“Reimbursement Obligation” has the meaning set forth in Section 1.9(a).

“Reinvestment” has the meaning set forth in Section 2.3.

“Related Security” means, with respect to any Receivable:

(i) all right, title and interest (if any) in the goods, the sale of which gave rise to such Receivable, and any and all insurance contracts with respect thereto,

(ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the invoice related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(iii) all guaranties, insurance and other supporting obligations, agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the invoice related to such Receivable or otherwise,

(iv) all Records related to such Receivables,

(v) all right, title and interest (if any) to the Existing Agreements and to any Receivable or other property of the type described in clauses (i), (ii), (iii), (iv) and (vi) of this definition sold and transferred thereunder, and

(v) all proceeds of any of the foregoing.

When used in this Agreement, the term “Related Security” shall include all right, title and interest of Ferro (and the Seller, as Ferro’s assignee) in, to and under the Purchase Agreement, all right, title and interest of the Seller in, to and under the Purchase and Contribution Agreement, and the proceeds of the foregoing.

“Required Amounts” means, (a) on any Monthly Payment Date, an amount equal to the sum of all Yield, Servicing Fee, Fees, and other fees, expenses and other amounts that are then due and owing to the Affected Persons under the Transaction Documents, and (b) if applicable, on any Business Day, an amount equal to any required reductions in Aggregate Capital together with any required deposits to the LC Collateral Account pursuant to Section 1.3 or Section 2.2.

“Required Capital Condition” means, on any date of determination, that Seller’s “tangible net worth” (as defined below) shall not be less than 10% of the Outstanding Balance of the Transferred Receivables. As used herein, “tangible net worth” shall mean, as of the last Business Day of each Calculation Period preceding any date of determination, an excess of: (i) the sum of (a) the product of (x) 100% minus the Discount multiplied by (y) the Outstanding Balance of all Transferred Receivables other than Defaulted Receivables plus (b) cash and cash equivalents of the Seller minus (ii) the sum of (a) the Aggregate Exposure plus (b) the Deferred Purchase Price.

“Required Reserve” means, on any day during a month, the product of (a) the greater of (i) the Required Reserve Factor Floor and (ii) the sum of the Loss Reserve, the Yield Reserve, the Dilution Reserve and the Servicing Reserve, times (b) the Net Pool Balance as of the Cut-Off Date immediately preceding such month.

“Required Reserve Factor Floor” means, for any month, the sum (expressed as a percentage) of (a) 14% plus (b) the product of the Adjusted Dilution Ratio and the Dilution Horizon Ratio, in each case, as of the immediately preceding Cut-Off Date.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Seller now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of Seller, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Deferred Purchase Price, (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Seller now or hereafter outstanding, and (v) any payment of management fees by Seller (except for reasonable management fees to an Originator or its Affiliates in reimbursement of actual management services performed).

“S&P” means Standard & Poor’s Ratings Services, a Standard and Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“SEC” means the Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Parties” means, collectively, (a) Seller, and (b) at any time that Ferro is acting as Collection Agent, Ferro.

“Senior Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of August 24, 2010, among Ferro and the designated subsidiaries from time to time party thereto as borrowers, the various lenders from time to time parties thereto, PNC, as administrative agent, collateral agent and issuer, and JPMorgan Chase Bank, N.A. and Bank of America, N.A., as syndication agents, PNC Capital Markets LLC, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners, as the same may be amended, restated or otherwise modified from time to time, and any replacement credit facility therefor.

“Servicing Fee” has the meaning set forth in Section 8.6.

“Servicing Reserve” means, the product (expressed as a percentage) of (a) 1%, times (b) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 months and the denominator of which is 360.

“Settlement Date” means either a Monthly Payment Date or a Capital Settlement Date.

“Specified Law” means (a) the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009, (b) the Dodd-Frank Wall Street Reform and Consumer Protection Act, (c) Basel III, or (d) any existing or future rules, regulations, guidance, interpretations or directives from any Governmental Authority relating to the foregoing (whether or not having the force of law).

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Collection Agent.

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

“Total Eligible Receivables” means, on any date of determination, the aggregate outstanding principal balance of all Eligible Domestic Receivables and all Eligible Foreign Receivables.

“Transaction Documents” means, collectively, this Agreement, each Purchase Notice, the Purchase Agreement, the Purchase and Contribution Agreement, each Lock-Box Agreement, the Fee Letter, any promissory note issued pursuant to the Purchase Agreement or the Purchase and Contribution Agreement, and all other instruments, documents and agreements required to be executed and delivered pursuant hereto.

“Transferred Receivables” has the meaning set forth in the Purchase and Contribution Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Undrawn LC Amount” means, at any time, the aggregate undrawn amount of all Letters of Credit outstanding at such time.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wells Fargo” has the meaning set forth in the preliminary statements.

“wholly owned Subsidiary” means any Subsidiary all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable laws) is owned directly or indirectly by Ferro.

“Yield” means for each day for any Purchaser’s Receivable Interest and the related Capital (or any portion thereof), an amount equal to the product of the applicable Yield Rate multiplied by the Capital of such Receivable Interest, annualized on a three hundred sixty (360)-day basis (or, in the case of Yield accruing by reference to clause (a) or (b) of “Base Rate”, annualized on the basis of a 365 or 366 day year, as applicable).

“Yield Rate” means with respect to any Purchaser’s Receivable Interest and the related Capital (or any portion thereof), either the CP Rate or the Alternate Rate, as determined in accordance with Section 4.3.

“Yield Reserve” means for any Calculation Period, the product (expressed as a percentage) of (i) the sum of (a) 1.0% plus (b) the product of 1.5 times the Base Rate (determined pursuant to clause (a) of the definition thereof) as of the immediately preceding Cut-Off Date times (ii) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

EXHIBIT II
FORM OF PURCHASE NOTICE
[Date]

PNC Bank, National Association, as Agent
[      ]

Attention: [      ]

Re: PURCHASE NOTICE

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Receivables Purchase Agreement dated as of May 31, 2011 among Ferro Finance Corporation (“Seller”), Ferro Corporation, as initial Collection Agent, Market Street Funding LLC and the other Purchasers from time to time party thereto and PNC Bank, National Association, as LC Bank and as Agent (the “Receivables Purchase Agreement”). Capitalized terms used herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.

The Agent, the LC Bank and the Purchasers are hereby notified of the following Incremental Purchase:

   Purchase Price:                     $
     Market Street’s             -
     Percentage of Purchase      (___%)          $
     Price:                      -----------------
     [Other Purchaser’s          (___%)          $
     Percentage of the
     Purchase Price:]
                                 -----------------

Date of Purchase:

Please credit the Purchase Price in immediately available funds to the Facility Account (Account No. 657205449 at PNC Bank, National Association, 1900 East Ninth St., Cleveland, Ohio 44114, ABA #041000124).

In connection with the Incremental Purchase to be made on the above listed “Date of Purchase” (the “Purchase Date”), the Seller hereby certifies that the following statements are true on the date hereof, and will be true on the Purchase Date (before and after giving effect to the proposed Incremental Purchase and the issuance of any Letter(s) of Credit requested by the Seller on such Purchase Date):

(i) the representations and warranties of the Seller set forth in Section 5.1 of the Receivables Purchase Agreement are true and correct in all material respects on and as of the Purchase Date as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from the proposed Incremental Purchase, that will constitute an Amortization Event or a Potential Amortization Event;

(iii) the Facility Termination Date has not occurred; and

(iv) after giving effect to such Incremental Purchase and any such issuance:

(A) no Investment Excess will exist; and

(B) the amount of Aggregate Capital will be $     , and the Undrawn LC Amount will be $     .

Very truly yours,

FERRO FINANCE CORPORATION

By:
Name:
Title:

EXHIBIT III

PLACES OF BUSINESS OF THE SELLER PARTIES; LOCATIONS OF RECORDS; FEDERAL EMPLOYER AND ORGANIZATIONAL
IDENTIFICATION NUMBERS

(Attached)

EXHIBIT IV

NAMES OF LOCK-BOX BANKS; LOCK-BOX ACCOUNTS

Name	Bank	Account No.	Lockbox	State
Ferro Finance Corporation	PNC Bank, National Association	1130819019	5831	Ohio

EXHIBIT V

FORM OF COMPLIANCE CERTIFICATE

To: Each of the Purchasers, the LC Bank and PNC Bank, National Association, as Agent

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Receivables Purchase Agreement dated as of May 31, 2011 among Ferro Finance Corporation (“Seller”), Ferro Corporation, as Collection Agent (“Collection Agent”), Market Street Funding LLC and the other Purchasers from time to time party thereto, and PNC Bank,. National Association, as LC Bank and as Agent (as amended, restated or otherwise modified from time to time, the “Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected        of [Seller/Collection Agent].

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of [Seller/Collection Agent and its Subsidiaries] during the accounting period covered by the attached financial statements.

3. To the best of my knowledge, no event has occurred which constitutes an Amortization Event or Potential Amortization Event, as each such term is defined under the Agreement, [during or at the end of the accounting period covered by the attached financial statements or]1 as of the date of this Certificate, except as set forth in paragraph 4 below.

4. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which [Seller/Collection Agent] has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the financial statements delivered with this Certificate, are made and delivered this        day of       , 20      .

[Name]

On behalf of [Seller/Collection Agent], in [his/her] capacity as [title] thereof.

EXHIBIT VI

[RESERVED]EXHIBIT VII

FORM OF ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Assignment Agreement”) is entered into as of the        day of      ,       , by and between        (“Assignor”) and       (“Assignee”).

PRELIMINARY STATEMENTS

A. This Assignment Agreement is being executed and delivered in accordance with Section 12.1 of that certain Amended and Restated Receivables Purchase Agreement dated as of May 31, 2011 by and among Ferro Finance Corporation (“Seller”), Ferro Corporation, as initial Collection Agent, Market Street Funding LLC and the other Purchasers from time to time party thereto and PNC Bank National Association, as LC Bank and as Agent (as amended, modified or restated from time to time, the “Purchase Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings set forth or incorporated by reference in the Purchase Agreement.

B. Assignor is a Purchaser party to the Purchase Agreement, and Assignee wishes to become a Purchaser thereunder; and

C. Assignor is selling and assigning to Assignee an undivided      % (the “Transferred Percentage”) interest in all of Assignor’s rights and obligations under the Purchase Agreement and the other Transaction Documents, including, without limitation, Assignor’s Commitment and (if applicable) the Capital of Assignor’s Receivable Interests as set forth herein.

AGREEMENT

The parties hereto hereby agree as follows:

The sale, transfer and assignment effected by this Assignment Agreement shall become effective (the “Effective Date”) two (2) Business Days (or such other date selected by the Agent in its sole discretion) following the date on which a notice substantially in the form of Schedule II to this Assignment Agreement (“Effective Notice”) is delivered by the applicable Purchaser to the Assignee. From and after the Effective Date, Assignee shall be a Purchaser party to the Purchase Agreement for all purposes thereof as if Assignee were an original party thereto and Assignee agrees to be bound by all of the terms and provisions contained therein.

If Assignor has no outstanding Capital under the Purchase Agreement on the Effective Date, Assignor shall be deemed to have hereby transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 6 below), and the Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor’s Commitment and all rights and obligations associated therewith under the terms of the Purchase Agreement, including, without limitation, the Transferred Percentage of Assignor’s future funding obligations under Section 1.1 of the Purchase Agreement.

If Assignor has any outstanding Capital under the Purchase Agreement, at or before 12:00 noon, local time of Assignor, on the Effective Date Assignee shall pay to Assignor, in immediately available funds, an amount equal to the sum of (i) the Transferred Percentage of the outstanding Capital of Assignor’s Receivable Interests (such amount, being hereinafter referred to as the “Assignee’s Capital”); (ii) all accrued but unpaid (whether or not then due) Yield attributable to Assignee’s Capital; and (iii) accruing but unpaid fees and other costs and expenses payable in respect of Assignee’s Capital for the period commencing upon each date such unpaid amounts commence accruing, to and including the Effective Date; whereupon, Assignor shall be deemed to have sold, transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 6 below), and Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor’s Commitment and the Capital of Assignor’s Receivable Interests (if applicable) and all related rights and obligations under the Purchase Agreement and the Transaction Documents, including, without limitation, the Transferred Percentage of Assignor’s future funding obligations under Section 1.1 of the Purchase Agreement.

Concurrently with the execution and delivery hereof, Assignor will provide to Assignee copies of all documents requested by Assignee which were delivered to Assignor pursuant to the Purchase Agreement.

Each of the parties to this Assignment Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment Agreement.

By executing and delivering this Assignment Agreement, Assignor and Assignee confirm to and agree with each other, and the other Purchasers as follows: (a) other than the representation and warranty that it has not created any Adverse Claim upon any interest being transferred hereunder, Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made by any other Person in or in connection with the Purchase Agreement, or the other Transaction Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of Assignee, the Purchase Agreement or any other instrument or document furnished pursuant thereto or the perfection, priority, condition, value or sufficiency of any collateral; (b) Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Seller, any Obligor, any Affiliate of the Seller or the performance or observance by the Seller, any Obligor, any Affiliate of the Seller of any of their respective obligations under the Transaction Documents or any other instrument or document furnished pursuant thereto or in connection therewith; (c) Assignee confirms that it has received a copy of the Purchase Agreement and copies of such other Transaction Documents, and other documents and information as it has requested and deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (d) Assignee will, independently and without reliance upon the Agent, any Purchaser or the Seller and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Purchase Agreement and the other Transaction Documents; (e) Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (f) Assignee agrees that it will perform in accordance with their terms all of the obligations which, by the terms of the Purchase Agreement and the other Transaction Documents, are required to be performed by it as a Purchaser.

Schedule I hereto sets forth the revised Commitment of Assignor and the Commitment of Assignee, as well as administrative information with respect to Assignee.

THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

1 Not applicable to Compliance Certificate delivered prior to initial purchase

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective duly authorized officers of the date hereof.

[ASSIGNOR]

By:
Title:

[ASSIGNEE]

By:
Title:

SCHEDULE I TO ASSIGNMENT AGREEMENT

LIST OF LENDING OFFICES, ADDRESSES
FOR NOTICES AND COMMITMENT AMOUNTS

Date:       ,

Transferred Percentage:      %

	A-1	A-2	B-1
Assignor	Commitment (prior to	Commitment (after	Outstanding Capital
	giving effect to the	giving effect to the	(if any)
	Assignment	Assignment
	Agreement)	Agreement)

	A-2	B-1
Assignee	Commitment (after giving effect	Outstanding Capital (if any)
to the Assignment Agreement)

Address for Notices

Attention:
Phone:
Fax:

SCHEDULE II TO ASSIGNMENT AGREEMENT

EFFECTIVE NOTICE

TO:       , Assignor

TO:       , Assignee

The undersigned, as the applicable Purchaser under the Amended and Restated Receivables Purchase Agreement dated as of May 31, 2011 by and among Ferro Finance Corporation (“Seller”), Ferro Corporation, as initial Collection Agent, Market Street Funding LLC and the other Purchasers from time to time party thereto, and PNC Bank, National Association, as LC Bank and as Agent, hereby acknowledges receipt of executed counterparts of a completed Assignment Agreement dated as of       ,        between       , as Assignor, and       , as Assignee. Terms defined in such Assignment Agreement are used herein as therein defined.

1. Pursuant to such Assignment Agreement, you are advised that the Effective Date will be      ,       .

[2. Pursuant to such Assignment Agreement, the Assignee is required to pay $      to Assignor at or before 12:00 noon (local time of Assignor) on the Effective Date in immediately available funds.]

Very truly yours,

      ,
as a Purchaser

By:
Title:

EXHIBIT VIII

CREDIT AND COLLECTION POLICY

(Attached)

EXHIBIT IX

FORM OF MONTHLY REPORT

(Attached)

EXHIBIT X

FORM OF DAILY REPORT

Daily Reports, if any, should be substantially in the form of Exhibit IX above for Monthly
Reports with appropriate adjustments to facilitate daily reporting reasonably acceptable to the
Agent.EXHIBIT XI

FORM OF LETTER OF CREDIT APPLICATION

(Attached)

SCHEDULE A

COMMITMENTS OF THE PURCHASERS AND THE LC BANK

PURCHASER	Commitment
Market Street Funding LLC	$50,000,000

LC BANK	Commitment
PNC Bank, National Association	$50,000,000

SCHEDULE B
DOCUMENTS TO BE DELIVERED TO THE AGENT
ON OR PRIOR TO THE INITIAL PURCHASE

(Attached)

SCHEDULE C
FERRO HOLIDAYS
The Ferro Holidays for the 2011 calendar year shall be:
(Attached)